                                             Filed pursuant to Rule 424 (b) (2)
                                             Registration No. 333-39767

PROSPECTUS

HERLEY INDUSTRIES LOGO
                            HERLEY INDUSTRIES, INC.

                      1,100,000 SHARES OF COMMON STOCK AND
                    1,100,000 COMMON STOCK PURCHASE WARRANTS

     Of the 1,100,000 shares (the "Shares") of Common Stock (the "Common Stock") and 1,100,000 Common Stock Purchase Warrants (the "Warrants") offered hereby, 700,000 shares of Common Stock and 1,100,000 Warrants are being offered by Herley Industries, Inc. ("Herley" or the "Company") and 400,000 shares of Common Stock are being offered by certain selling stockholders (the "Selling Stockholders"). The Shares and Warrants are sometimes hereinafter collectively referred to as the "Securities." The Company will not receive any of the proceeds from the sale of Shares sold by the Selling Stockholders. See "Principal and Selling Stockholders." Each Warrant entitles the holder to purchase one share of Common Stock at $14.40 per share for thirteen months from the date of issuance and thereafter at $15.60 per share until twenty-five months from the date of issuance. The Warrant exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment under certain circumstances. One Warrant must be purchased for each Share of Common Stock purchased, although the Warrants and the Shares will be separately transferable immediately following the completion of this offering.

     The Common Stock is traded on the Nasdaq National Market under the symbol "HRLY." The Company has applied for inclusion of the Warrants on the Nasdaq National Market. On December 10, 1997 the closing sale price of the Company's Common Stock as reported by the Nasdaq National Market was $13.25 per share. See "Price Range of Common Stock."
                            ------------------------
 SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN RISKS THAT
                                     SHOULD
               BE CONSIDERED PRIOR TO PURCHASING THE SECURITIES.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=================================================================================================
                                        UNDERWRITING DISCOUNTS
                                                  AND             PROCEEDS TO
                        PRICE TO PUBLIC      COMMISSIONS(1)       COMPANY(2)      PROCEEDS TO
                                                                                    SELLING
                                                                                  STOCKHOLDERS
-------------------------------------------------------------------------------------------------
Per Share...............     $12.00              $.72               $11.28           $11.28
-------------------------------------------------------------------------------------------------
Per Warrant.............      $.10               $.006               $.094            $--
-------------------------------------------------------------------------------------------------
Total(3)................   $13,310,000         $798,600           $7,999,400       $4,512,000
=================================================================================================

(1) Does not include additional compensation to be received by Janney Montgomery Scott Inc. (the "Representative") and Southwest Securities, Inc. (collectively, with the Representative, the "Managing Underwriters") in the form of a warrant (the "Managing Underwriters' Warrant") entitling the Managing Underwriters to purchase additional Securities equal to 10% of the Securities sold. In addition, the Company, the Selling Stockholders, and the underwriters named herein (the "Underwriters") have agreed to indemnity and contribution provisions regarding certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. The Managing Underwriters are the only Underwriters. See "Underwriting."

(2) Before deducting other offering expenses payable by the Company estimated at $500,000. See "Use of Proceeds."

(3) The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 165,000 additional shares of Common Stock from the Selling Stockholders and 165,000 additional Warrants from the Company solely for the purpose of covering over-allotments, if any. If the Underwriters exercise such over-allotment option in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will be $15,306,500, $918,390, $8,014,910, and $6,373,200, respectively. See "Underwriting."

     The Securities are offered by the Underwriters, subject to prior sale, when, as and if accepted by the several Underwriters named herein and subject to certain other conditions, including the right of the Underwriters to withdraw, cancel, modify or reject any order, in whole or in part. It is expected that the delivery of the certificates representing the Common Stock and the Warrants will be made on or about December 16, 1997 at the offices of Janney Montgomery Scott Inc., 26 Broadway, New York, New York.

JANNEY MONTGOMERY SCOTT INC.                                SOUTHWEST SECURITIES
                The date of this Prospectus is December 11, 1997

                                     PHOTO

The MAGIC(2) System provides Command and Control of multiple vehicles to a range of 400 nautical miles over the horizon with a Relay. The equipment set forth herein represent the standard components utilized by the MAGIC(2) System, including the Command Panels used for control, the Transponder located in the airborne target, the Radio Frequency Module used to communicate to the Transponder and the Operator Consoles showing the current status of the target.

The MAGIC(2) System components use Computers in the Controller Consoles running standard software as the Operating System. High Performance Field Programmable Gate Arrays are utilized in the Transponder and Radio Frequency Module to perform the encoding and decoding of data. GPS based position information provides precise location of the vehicle.

The TTCS, which utilizes a C-band tracking antenna for the control of a single vehicle, is used by many customers who have an installed base of equipment designed around C-band operation. These customers continue to update hardware as their older components become obsolete and additional operating features are desired. The Shelter is shown in a configuration used by most of the Company's customers today. By providing the required environmental control, the shelter allows either the TTCS or MAGIC(2) System to be operated in harsh environments.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND THE WARRANTS, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK AND THE WARRANTS ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, and the exhibits thereto. For further information with respect to the Company and the Securities, reference is made to the Registration Statement and its exhibits. The Company is also subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements, and other information with the Commission. The Registration Statement and such reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its following regional offices:
Suite 788, 1375 Peachtree St. N.E., Atlanta, Georgia 30367; Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60621-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission's Web site located at http://www.sec.gov. In addition, the Company's Common Stock is listed on the Nasdaq National Market and copies of the foregoing materials and other information concerning the Company can be inspected at the offices of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006.

                           FORWARD-LOOKING STATEMENTS

     All statements other than statements of historical fact included in this Prospectus, including without limitation statements under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," regarding the Company's financial position, business strategy and the plans and objectives of the Company's management for future operations, are forward-looking statements. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as those disclosed under "Risk Factors," including but not limited to, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change or difficulties, product development risks, commercialization and trade difficulties and general economic conditions. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus does not give effect to the exercise of the over-allotment option described under "Underwriting" or the exercise of any other options or warrants. All references herein to the Company are to Herley Industries, Inc. on a consolidated basis with its subsidiaries, and includes their predecessors, unless the context otherwise requires. Except where otherwise indicated, this Prospectus gives effect to the four-for-three stock split of the Common Stock, effected as a stock dividend, on September 30, 1997. Certain technical and other terms used in this Prospectus are defined in the Glossary appearing at the end of this Prospectus.

                                  THE COMPANY

     Herley Industries, Inc. principally designs, manufactures and sells flight instrumentation components and systems, primarily to the U.S. government, foreign governments, and aerospace companies. Flight instrumentation products include command and control systems, transponders, flight termination receivers, telemetry transmitters and receivers, pulse code modulator ("PCM") encoders and scoring systems. Flight instrumentation products are used to: (i) accurately track the flight of space launch vehicles, targets, and unmanned airborne vehicles ("UAVs"), (ii) communicate between ground systems and the airborne vehicle, (iii) if necessary, destroy the vehicle if it is veering from its planned trajectory, and (iv) train troops and test weapons.

     The Company's command and control systems are used on training and test ranges domestically and in foreign countries. The Company has an installed base of approximately 100 command and control systems around the world, which are either fixed installations, transportable units or portable units. Herley also manufactures microwave devices used in its flight instrumentation systems and products and in connection with the radar and defense electronic systems on tactical fighter aircraft.

     Herley believes that the demand for its systems and products should continue to increase because of a number of important factors. The Department of Defense has begun to place more emphasis on improved military readiness, using advanced electronics for enhanced performance and extended life of its equipment. The Company believes the electronic content of the military procurement budget will grow at the expense of traditional armaments.

     A modern military force must defend against multiple attacking aircraft, cruise missiles, and short range ballistic missiles such as the Exocet and SCUD. The Company's MAGIC(2) system, which uses Global Positioning Satellites ("GPS"), and which the Company believes is the only commercially available command and control system to control complex scenarios such as multiple targets attacking from over the horizon, is being used by the U. S. Navy, the Company's largest customer, to test and train against multiple simultaneous threats. The Company also has supplied its command and control systems and other electronic products to foreign countries worldwide, which historically have followed the lead of the U.S. government in purchasing military electronic products. The Company anticipates supplementing or replacing installed systems and establishing new foreign country clients, through "teaming" arrangements with major domestic military contractors and otherwise.

     A rapidly growing component of the Company's business is the production of range safety transponders, which are expendable devices used to track satellite space launches. The Company believes that it is the only qualified supplier of space launch range safety transponders in the U.S. The two factors expected to increase the number of commercial space launches and the Company's space launch business are the growing number of global mobile satellite telephone systems and the continued development of the world's satellite communications infrastructure.

     The Company has grown internally and through five strategic acquisitions. As a result, the Company has experienced a compound annual growth rate of 41% in its operating income before unusual items for the five fiscal years ended August 3, 1997. See "Selected Financial Data." With these acquisitions, the Company has evolved from a components manufacturer to a systems and service provider and has leveraged its technical capabilities and expertise into domestic commercial and foreign defense markets.

     The new products and systems that the Company plans to design, manufacture and sell are data link systems, which include telemetry data encoders. Data link systems and data encoders are currently being sold by others to the Company's existing customers. With its recent acquisition of Metraplex Corporation ("Metraplex"), the Company may now offer data link systems to its customers, either directly or through teaming arrangements. Upon receipt of an order, the Company will customize the design of a system for its customer for delivery typically nine months after receipt of such order.

     The Company's growth strategy is to:

     - Design and manufacture new products and systems using its expertise in digital, software and microwave technologies;

     - Broaden existing markets for the Company's products through the aggressive pursuit of large data link and command and control system sales;

     - Expand the sales of the Company's products and systems in international markets;

     - Extend the capabilities and uses of the Company's products in the rapidly growing space launch industry and certain commercial industrial applications;

     - Implement cost saving measures through the continued vertical integration of the Company's recent acquisitions; and

     - Continue to capitalize on strategic acquisition opportunities.

     The Company was incorporated in New York in 1965 and reincorporated in Delaware in June 1986. The Company's executive offices are located at 10 Industry Drive, Lancaster, Pennsylvania 17603, and its telephone number is (717) 397-2777.

                                  THE OFFERING

Securities Offered by:
  The Company................................  700,000 Shares of Common Stock and 1,100,000
                                                 Warrants.
  Selling Stockholders.......................  400,000 Shares of Common Stock.
                                               One Warrant must be purchased for each Share
                                                 of Common Stock purchased, although the
                                                 Warrants and the Shares will be separately
                                                 transferable immediately following the
                                                 completion of this offering.
Description of Warrants......................  Each Warrant is exercisable for 25 months and entitles the registered holder to purchase one
                                                 share of Common Stock at an exercise price
                                                 of $14.40 per share for thirteen months from
                                                 date of issuance and thereafter at $15.60
                                                 per share. The Warrant exercise price and
                                                 the number of shares issuable upon exercise
                                                 of the Warrants are subject to adjustment
                                                 under certain circumstances. See
                                                 "Description of Securities."
Common Stock Outstanding:
  Before the Offering........................  4,541,146 Shares(1)
  After the Offering.........................  5,241,146 Shares(1)
Use of Proceeds..............................  The $7,499,400 of net proceeds from the sale by the Company of the Securities will be used
                                                 for general corporate purposes including
                                                 working capital and for possible
                                                 acquisitions. See "Use of Proceeds."
Nasdaq National Market Symbols:
  Common Stock...............................  HRLY
  Warrants...................................  HRLYW (Proposed)
Risk Factors.................................  See "Risk Factors."

---------------
(1) Assumes no exercise of: (i) the Underwriters' over-allotment option to purchase 165,000 Warrants from the Company, (ii) the 1,100,000 Warrants offered by the Company in this offering, (iii) the 220,000 shares of Common Stock issuable upon exercise of the Managing Underwriters' Warrant, including the exercise of the Warrants underlying the Managing Underwriters' Warrant, (iv) the 916,327 shares of Common Stock issuable upon the exercise of the outstanding options under the Company's 1992, 1996 and 1997 stock option plans, and (v) the 320,000 shares of Common Stock issuable upon the exercise of the outstanding warrants issued to officers and directors. See "Management -- Stock Plans," "Description of Securities" and "Underwriting."

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information concerning the Company, other than the as adjusted balance sheet data, has been derived from the consolidated financial statements included elsewhere in this Prospectus and should be read in conjunction with such consolidated financial statements and the notes thereto. See "Financial Statements."

                                                                52 WEEKS ENDED          53 WEEKS
                                                            -----------------------       ENDED
                                                            JULY 30,      JULY 28,      AUGUST 3,
                                                              1995          1996          1997
                                                            ---------     ---------     ---------
                                                                       (IN THOUSANDS,
                                                              EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.................................................  $  24,450     $  29,001     $  32,195
Cost and expenses.........................................     23,189        25,630        27,047
                                                            ---------     ---------     ---------
Operating income before unusual item......................      1,261         3,371         5,148
Unusual item(1)...........................................     (5,447)           --            --
                                                            ---------     ---------     ---------
Operating income (loss)...................................     (4,186)        3,371         5,148
Other income (expense)....................................       (700)          400           136
                                                            ---------     ---------     ---------
Income (loss) before income taxes.........................     (4,886)        3,771         5,284
Provision for income taxes................................          4           102           480
                                                            ---------     ---------     ---------
Net income (loss).........................................  $  (4,890)    $   3,669     $   4,804
                                                            =========     =========     =========
Earnings (loss) per common and common equivalent
  share(2)................................................  $   (0.98)    $    0.86     $    1.01
                                                            =========     =========     =========
Weighted average number of common and common equivalent
  shares outstanding(2)...................................  4,978,868     4,253,785     4,733,682
                                                            =========     =========     =========

                                                                                 AUGUST 3,
                                                  JULY        JULY                  1997
                                                   30,         28,       --------------------------
                                                  1995        1996       ACTUAL      AS ADJUSTED(3)
                                                 -------     -------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
Total assets...................................  $42,229     $42,509     $39,257        $ 46,756
Current liabilities............................    9,974       7,559       9,813           9,813
Long-term debt, net of current portion.........   10,525      11,021       2,890           2,890
Shareholders' equity...........................  $18,988     $21,032     $23,371        $ 30,870

RECENT FINANCIAL PERFORMANCE:

     For the quarter ended November 2, 1997, the Company's net sales were approximately $10,573,000 as compared to approximately $7,508,000 for the quarter ended November 3, 1996.
---------------
(1) The unusual item consists of settlement costs, legal fees, and related expenses in connection with the settlement of certain legal claims.

(2) As adjusted to give effect to a four-for-three stock split on September 30, 1997.

(3) The pro forma balance sheet data reflects the anticipated receipt of the net proceeds from this offering and the repayment of certain loans by the Company's officers as if this offering and the repayment of such loans had occurred as of August 3, 1997. See "Use of Proceeds."

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Securities offered hereby.

GOVERNMENT CONTRACTS SUBJECT TO TERMINATION

     Approximately 71% and 77% of the Company's sales for fiscal 1997 and 1996, respectively, were made to U. S. government agencies or prime contractors or subcontractors on U.S. military and aerospace programs. Changes in government policies, priorities or program funding levels, resulting from defense budget cuts or otherwise, could adversely affect the Company's business or financial performance. In accordance with Department of Defense procedures, all contracts involving government programs may be terminated by the government, in whole or in part, at the government's discretion. In the event of such termination, prime contractors on such contracts are required to terminate their subcontracts on the program, and the government or the prime contractor is obligated to pay the costs incurred by the Company under the contract to the date of termination plus a fee based upon work completed. All of the Company's contracts are fixed price contracts, some of which require delivery over periods in excess of one year. The Company agrees to deliver products at a fixed price except for costs incurred because of change orders issued by the customer. Any cost overruns or performance problems may have a material adverse effect on the Company's business, operating results and financial condition. In addition, the profitability of such contracts is subject to inherent uncertainties as to the cost of completion. Failure of the Company to replace sales attributable to a significant defense program or contract at the end of that program or contract, whether due to cancellation, spending cuts, budgetary constraints or otherwise, could have a material adverse effect upon the Company's business, operating results and financial condition in subsequent periods. See
"Business -- Government Contracts."

RISKS ASSOCIATED WITH INTERNATIONAL SALES

     In fiscal 1997 and 1996, international sales comprised approximately 29% and 23%, respectively, of the Company's total sales, and the Company expects its international business to continue to account for an increasing part of its revenues. International sales are subject to numerous risks, including political and economic instability in foreign markets, including current currency and economic difficulties in the Pacific Rim, restrictive trade policies of foreign governments, inconsistent product regulation by foreign agencies or governments, imposition of product tariffs and burdens and costs of complying with a wide variety of international and U.S. export laws and regulatory requirements. The governments of Japan, South Korea, Taiwan and the United Kingdom are all significant customers of the Company. With respect to South Korea, the International Monetary Fund and other world bodies have provided assistance and may impose restraints on South Korea's economic policies and there is no assurance that such policies will not adversely effect the Company's sales to South Korea. The Company's international sales are subject to the Company obtaining export licenses for certain products and systems. There can be no assurance that the Company will be able to continue to compete successfully in international markets or that its international sales will be profitable. All of the Company's revenues in fiscal 1997 were denominated in U.S. dollars, and the Company intends to continue to enter into U.S. dollar-denominated contracts. Accordingly, the Company does not, and believes that in the future it will not, have significant exposure to fluctuations in currency. Nevertheless, fluctuations in currency could adversely affect the Company's customers, which may lead to delays in the timing and execution of orders. See
"Business -- Business Strategy" and "-- Products."

TECHNOLOGICAL CHANGE

     The flight instrumentation industry is characterized by technological change. The Company's future success will depend upon its ability continually to enhance its current products and systems and develop and introduce new products and systems that keep pace with the increasingly sophisticated needs of its customers and the technological advancements of its competitors. There can be no assurance that the Company will be successful in developing and marketing product enhancements, new products or totally new systems that will adequately meet the requirements of the marketplace. As a result, the Company has expended substantial resources for system and product development and intends to continue to expend such resources in the future. The development of new or enhanced systems or products results in expenditures and costs that the Company may not recover if the system or product is unsuccessful. See
"Business -- New Product Development and Applications."

DEPENDENCE ON PROPRIETARY TECHNOLOGY

     The Company's success is dependent upon its proprietary technology. The Company does not currently have any material patents and relies principally on trade secret and copyright laws and certain employee and third-party non-disclosure agreements, as well as limiting access to and distribution of proprietary information, to protect its technology. Trade secret laws afford the Company limited protection because they cannot be used to prevent third parties from reverse engineering and reproducing the Company's products. Similarly, copyright laws afford the Company limited protection because copyright protection extends only to the expression of an idea and cannot be used to protect the idea itself. Moreover, third parties could independently develop technologies that compete with the Company's technologies. There can be no assurance that the obligations to maintain the confidentiality of the Company's proprietary technology will prevent disclosure of such information. Litigation may be necessary for the Company to defend against claims of infringement or protect its proprietary technology, which could result in substantial cost to the Company and diversion of management's efforts. There can be no assurance that the Company would prevail in any such litigation. The inability of the Company to protect its proprietary technology could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company believes that its products and proprietary rights do not infringe patents and proprietary rights of third parties, there can be no assurance that infringement claims, regardless of merit, will not be asserted against the Company. In addition, effective copyright and trade secret protection of the Company's proprietary technology may be unavailable or limited in certain foreign countries. In 2004, the Company's exclusive license to manufacture, market, and sell the Multiple Aircraft GPS Integrated Command and Control ("MAGIC(2)") system, including enhancements to such system, expires. Thereafter, the Company and licensor each will have the non-exclusive right to manufacture, market, license and sell the MAGIC(2) system without any payment to the other. See "Business -- Intellectual Property."

RISKS ASSOCIATED WITH ENTERING NEW MARKETS AND EXPANSION

     The Company has historically derived its revenues principally from the U.S. Department of Defense and other government agencies. In addition to maintaining current defense business, the Company intends to pursue a strategy that leverages the technical capabilities and expertise derived from its defense business into related commercial markets, both domestic and foreign. The Company's efforts to expand its presence in the commercial market will require significant resources, including capital and management time. There can be no assurance that the Company will be successful in addressing these risks or in developing these commercial business opportunities. In general, the failure to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operation. See
"Business -- Business Strategy" and "-- New Product Development and
Applications."

RISKS ASSOCIATED WITH ACQUISITIONS

     The Company's strategy includes pursuing additional acquisitions that will complement its business. In attempting to make acquisitions, the Company often competes with other potential acquirors, many of which have greater financial and operational resources. Acquisitions involve significant risk, including (i) the diversion of management's time and attention to the negotiation of the acquisitions and the assimilation of the businesses acquired, (ii) the need to modify financial and other systems and add management resources, (iii) the potential liabilities of the acquired businesses, (iv) the unforeseen difficulties in the acquired operations, (v) the possible adverse short-term effects on the Company's results of operations and (vi) the financial reporting effects of the amortization of goodwill and other intangible assets. There can be no assurance that any business acquired in the future will achieve acceptable levels of revenue and profitability or otherwise perform as expected or that the Company will be able to consummate or successfully integrate any future acquisitions or that any acquisition, when consummated, will not materially adversely affect the

Company's business, operating results or financial condition. In addition, in connection with certain potential acquisitions and investments in the past and future, the Company has entered or may enter into letters of intent and other agreements. After performing due diligence on the acquisition or investment candidate, the Company has determined or may determine that the acquisition or investment is not in the Company's best interests. In such a case, the Company may not proceed with such acquisition or investment. No assurance exists that the Company's election not to proceed with any such acquisition or investment would not have a material adverse effect upon the Company's business, financial condition and operating results. While certain of the proceeds of this offering may be used for acquisitions, the Company has no present arrangements or understandings with any party with respect to any intended acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRODUCT LIABILITY; RISK OF PRODUCT DEFECTS

     As the Company expands into related commercial markets, the sale of products and systems by the Company may entail the risk of product liability and related claims. A product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition. Complex products, such as those offered by the Company, may contain defects or failures when introduced. There can be no assurance that, despite testing by the Company, errors will not be found in new products after commencement of commercial shipments, resulting in loss of market share or failure to achieve market acceptance. Upon entering the commercial markets, the Company intends to maintain product liability insurance in amounts it deems adequate. Although the Company has not experienced any claims to date related to its systems or products, the occurrence of such a claim could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business -- Business Strategy" and "-- Manufacturing, Assembly and Testing."

BACKLOG

     The Company's order backlog is subject to fluctuations and is not necessarily indicative of future sales. There can be no assurance that current backlog will necessarily lead to sales in any future period. The Company's order backlog as of August 3, 1997 was approximately $36,911,000. See
"Business -- Backlog."

BROAD DISCRETION OF MANAGEMENT TO ALLOCATE OFFERING PROCEEDS

     The Company expects to use net proceeds from this offering for possible acquisitions and for working capital and other general corporate purposes. The Company's management will have broad discretion to allocate the proceeds of the offering, and the amounts actually expended for acquisitions or working capital may vary significantly depending on a number of factors, including the amount of future revenues, the amount of cash generated or used by the Company's operations and the availability of suitable acquisitions. Stockholders will not vote upon any acquisition nor will stockholders have an opportunity to review the financial status of any potential acquisition. See "Use of Proceeds."

COMPETITION

     The flight instrumentation products that the Company manufactures are subject to varied competition depending upon the product and market served. Competition is generally based upon technology, design, price and past performance. Many of the Company's competitors are larger and possess greater financial resources than the Company. Competitors include Aydin Corporation, L-3 Communications Corporation, Microsystems, Inc., AMP, Inc. and Remec, Inc. Competition in follow-on procurements is generally limited after an initial award unless the original supplier has had performance difficulties. See "Business -- Competition."

CONTROL BY MANAGEMENT

     The Company's executive officers and their relatives beneficially own a substantial portion of the outstanding shares of the Common Stock and currently comprise three of the seven members of the Board of Directors. As a result, such persons have had, and may in the future have, the ability to exercise influence over significant matters regarding the Company, including transactions between such persons and the Company. Such a high level of influence may discourage or prevent unsolicited mergers, acquisitions, tender offers, proxy contests or changes of incumbent management, even when the stockholders other than such persons consider such a transaction or event to be in their best interests. Accordingly, holders of the Common Stock may be deprived of an opportunity to sell their shares at a premium over the trading price of the shares. See "Management," "Management -- Certain Transactions" and "Principal and Selling Stockholders."

DEPENDENCE UPON KEY PERSONNEL

     The success of the Company depends upon the efforts of its executive officers and other key personnel, including Lee N. Blatt, Chairman of the Board and Chief Executive Officer, Myron Levy, President, and Gerald I. Klein, its chief technologist, and in the event of an acquisition, its ability to attract and retain other highly qualified management and technical personnel. Although the Company has existing employment agreements with Messrs. Blatt, Levy and Klein, the loss of the services of Mr. Blatt, Mr. Levy and Mr. Klein could have an adverse effect on the Company's business and prospects. The Company does not maintain key-man life insurance. There can be no assurance that the Company will be successful in the event it needs to hire and retain additional key personnel. See "Management."

FLUCTUATIONS IN QUARTERLY RESULTS; VOLATILITY OF TRADING PRICE

     The Company's quarterly results have in the past been, and will continue to be, subject to significant variations due to a number of factors, any one of which could substantially affect the Company's results of operations for any particular fiscal quarter. In particular, quarterly results of operations can vary due to the timing, cancellation or rescheduling of customer orders and shipments, the pricing and mix of systems and products sold, new system and product introductions by the Company, the Company's ability to obtain components and subassemblies from contract manufacturers and suppliers, and variations in manufacturing efficiencies. Accordingly, the Company's performance in any one fiscal quarter is not necessarily indicative of financial trends or future performance.

     The trading prices of the Common Stock and the Warrants could fluctuate widely in response to variations in the Company's quarterly operating results, changes in earnings estimates by securities analysts, changes in the Company's business and changes in general market or economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have significantly affected the trading prices of the securities of many companies without regard to their specific operating performance. Such market fluctuations could have a material adverse effect on the trading prices of the Common Stock and the Warrants. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the public market after this offering may have an adverse effect on the market price of the Common Stock and the Warrants. Upon completion of this offering, the Company will have outstanding 5,241,146 shares of Common Stock. The shares sold in this offering generally will be freely transferable without restriction. Of the remaining 4,541,146 shares, 3,806,363 shares are freely transferable, including 313,193 shares previously registered for approximately 85 former stockholders of Metraplex, which shares were recently issued in connection with such acquisition, and 734,783 shares may not be sold unless the sale is registered under the Securities Act, or an exemption from registration is available, including the exemption provided by Rule 144 under the Securities Act. Without the prior written consent of the Representative, the Selling Stockholders, the Company's directors and certain of the Company's officers and key employees have agreed that they will not, directly or indirectly, offer, sell, contract to sell, pledge, grant any option for the sale of or otherwise dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock for a period of 120 days after the date hereof provided that such persons shall have the right to sell or otherwise dispose of any shares of Common Stock during such 120 day period beginning seven days after the date hereof at a sale price of $13.00 per share or more. In the event that the sales price per share of Common Stock is $13.00 or more during such period, and after such period, the 949,302 shares of Common Stock held by such persons will be eligible for sale in the public market in reliance upon Rule 144 subject to the restrictions contained therein. See "Underwriting" and "Description of Securities -- Common Stock -- Shares Eligible for Future Sale."

POSSIBLE DILUTIVE EFFECT OF THE ISSUANCE OF SUBSTANTIAL ADDITIONAL SHARES WITHOUT STOCKHOLDER APPROVAL

     After this offering, the Company will have an aggregate of approximately 1,007,943 shares of Common Stock authorized but unissued and not reserved for specific purposes. All of such shares may be issued without any action or approval by the Company's stockholders. The Company intends to propose an increase in its authorized shares of Common Stock from 10,000,000 to 20,000,000 shares at its next annual meeting of stockholders presently scheduled to be held in January 1998. Any shares issued would further dilute the percentage ownership of the Company held by the investors in this offering. Unissued but reserved shares of Common Stock include shares of Common Stock reserved for issuance in connection with the exercise of (i) the Warrants, (ii) the stock options issued under the Company's stock option plans, (iii) the warrants held by officers and directors, and (iv) the Managing Underwriters' Warrant, including the shares of Common Stock issuable upon the exercise of the Warrants issuable upon exercise of the Managing Underwriters' Warrant. The terms on which the Company could obtain additional capital during the terms of these stock options and warrants may be adversely affected because of such potential dilution and because the holders thereof might be expected to convert or exercise them if the market price of the Common Stock exceeds their conversion or exercise price. See "Description of Securities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

DETERMINATION OF THE WARRANT EXERCISE PRICE

     The exercise price of the Warrants has been set at a premium to the existing market price of the Common Stock and bears no relationship to any objective criteria of future value. Accordingly, such exercise price should in no event be regarded as an indication of any future market price of the Common Stock. See "Price Range of Common Stock."

ABSENCE OF TRADING MARKET FOR THE WARRANTS

     There currently is no trading market for the Warrants. Although the Company has applied for inclusion of the Warrants in the Nasdaq National Market, there can be no assurance that an active market will develop for the Warrants or if such a market develops, that it will be maintained. The market price for the Warrants is expected to be directly related to the market price of the Common Stock. The market price of the Common Stock and thus the trading price of the Warrants are likely to be subject to significant fluctuations in response to variations in quarterly results of operations, general trends in the marketplace and other factors, many of which are not within the Company's control. See
"-- Fluctuations in Quarterly Results; Volatility of Trading Price" and "Price Range of Common Stock."

CURRENT REGISTRATION REQUIRED TO EXERCISE THE WARRANTS

     Holders of the Warrants will be able to exercise their Warrants only if this Registration Statement or another registration statement relating to the sale of the shares of Common Stock underlying the Warrants is then in effect, or the sale of such shares upon exercise of the Warrants is exempt from the registration requirements of the Securities Act, and such shares are qualified for sale or exemption from qualification under applicable laws of the states where the holders of the Warrants reside. Although the Company is required to maintain this Registration Statement in effect with respect to the sale of the shares of Common Stock underlying the Warrants until the Warrants expire, there can be no assurance that the Company will be able to maintain the effectiveness of the Registration Statement during such period. Those persons desiring to exercise their Warrants will be unable to purchase the underlying shares of Common Stock if this Registration Statement or another registration statement covering the sale of such shares is not effective, unless the sale of such shares is exempt from the registration requirements of the Securities Act, or if such shares are not qualified or exempt from qualification in the states where the holders of the Warrants reside. The Warrant

Agreement governing the terms of the Warrants, however, provides that the expiration date for the Warrants will be extended if a registration statement with respect to the sale of underlying shares of Common Stock has not been continuously effective during the 90 days immediately preceding the expiration date for the Warrants (or the Company has not maintained the registration or qualification of such shares under applicable state securities laws during such period). See "Description of Securities."

POTENTIAL ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND CERTIFICATE OF INCORPORATION

     Certain provisions of Delaware law and the Company's Certificate of Incorporation and By-laws could make a merger, tender offer or proxy contest involving the Company more difficult, even if such events could be beneficial to the interests of the stockholders. These provisions include Section 203 of the Delaware General Corporation Law, which prohibits certain business combinations with interested stockholders, the classification of the Company's Board of Directors into three classes and the requirement that stockholders owning at least 66 2/3% of the outstanding shares of Common Stock approve certain transactions, including mergers and sales or transfers of all or substantially all of the assets of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock and the Warrants. See "Description of Securities."

LIMITATIONS ON PERSONAL LIABILITY OF DIRECTORS

     The Company's Certificate of Incorporation and By-laws contain provisions that reduce the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. The Company is unaware of any pending or threatened litigation against the Company or its directors that would result in any liability for which a director would seek indemnification or similar protection. The Company also maintains officers and directors liability insurance and has entered into indemnification agreements with certain of its officers and directors. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) reasonably incurred in connection with either the investigation, defense or appeal of a covered legal proceeding, including amounts paid in settlement by or on behalf of an indemnitee thereunder. See "Description of Securities -- Certain Provisions of the Certificate of Incorporation."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Securities offered by the Company hereby (after deducting underwriting commissions and discounts and estimated offering expenses) are estimated to be $7,499,400, excluding the proceeds from the exercise of any Warrants. See "Capitalization."

     The Company intends to use the net proceeds of this offering for general corporate purposes including working capital and for possible acquisitions. Although the Company considers acquisitions from time to time as part of its normal business operations and planning, it has no present commitments or agreements with respect to any intended acquisition. See "Risk Factors -- Broad Discretion of Management to Allocate Offering Proceeds" and "-- Risks Associated with Acquisitions." If the Underwriters exercise the over-allotment option in full, the Company will realize additional net proceeds of $15,510, which will be added to the Company's working capital. The exercise price that the Company receives upon the exercise of any Warrants will also be added to the Company's working capital and used for general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Pending use of the proceeds from this offering as set forth above, the Company may invest all or a portion of such proceeds in short-term, interest-bearing securities, U.S. Government securities, money market investments and short-term, interest-bearing deposits in major banks.

     The Company will not receive any proceeds from the sale of the Shares sold by the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded in the Nasdaq National Market under the symbol HRLY. The following table sets forth the high and low closing sales price as reported by the Nasdaq National Market for the Common Stock for the periods indicated and gives retroactive effect to the four-for-three stock split of the Common Stock on September 30, 1997.

                                                                              HIGH       LOW
                                                                             ------     ------
Fiscal Year 1996
  First Quarter............................................................  $ 4.59     $ 3.66
  Second Quarter...........................................................    6.19       3.84
  Third Quarter............................................................    7.97       5.25
  Fourth Quarter...........................................................    9.19       6.00
Fiscal Year 1997
  First Quarter............................................................    7.97       6.19
  Second Quarter...........................................................   10.69       7.31
  Third Quarter............................................................    8.91       6.09
  Fourth Quarter...........................................................   10.69       6.19
Fiscal Year 1998
  First Quarter............................................................   15.00      10.13
  Second Quarter (through December 10, 1997)...............................   14.63      12.50

     The closing price on December 10, 1997 was $13.25. As of December 10, 1997, there were approximately 360 record holders and approximately an additional 1,100 beneficial holders of the Common Stock.

     There have been no cash dividends declared or paid by the Company on its Common Stock during the past two fiscal years or the current fiscal year.

                                DIVIDEND POLICY

     Holders of the Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor. The Company has not declared or paid any dividends for the past two fiscal years, or the current fiscal year, except for a four-for-three stock split effected as a stock dividend on September 30, 1997. The Company does not intend to pay cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization and certain other items of the Company as of August 3, 1997 and stock capitalization as adjusted to give effect to the consummation of this offering as if it occurred on August 3, 1997. This table should be read in conjunction with the financial statements and related notes included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                            AUGUST 3, 1997
                                                                      --------------------------
                                                                      ACTUAL      AS ADJUSTED(1)
                                                                      -------     --------------
                                                                        (IN THOUSANDS, EXCEPT
                                                                          NUMBER OF SHARES)
Cash and cash equivalents...........................................  $ 1,195        $ 10,795
                                                                      =======         =======
Current portion of long-term debt...................................      335             335
Long-term debt......................................................    2,890           2,890
Note payable to related party.......................................      846             846
Shareholders' equity:
  Common stock, $.10 par value; 10,000,000 shares authorized,
     4,209,365 shares issued and outstanding and 4,909,365 shares,
     as adjusted(2)(3)..............................................      421             491
  Additional paid-in capital........................................    8,857          16,286
  Retained earnings.................................................   14,093          14,093
                                                                      -------         -------
     Total shareholders' equity.....................................   23,371          30,870
                                                                      -------         -------
          Total capitalization......................................  $27,442        $ 34,941
                                                                      =======         =======

---------------

(1) Adjusted to give effect to the consummation of this offering as if it occurred on August 3, 1997, including the repayment of notes receivable of $2,100,913 at closing from certain officers of the Company. See "Management -- Certain Transactions."

(2) Gives effect to the four-for-three stock split on September 30, 1997.

(3) Excludes: (i) the 165,000 shares of Common Stock issuable upon the exercise of the Warrants issuable upon exercise of the Underwriters' over-allotment option, (ii) the 110,000 shares of Common Stock and the 110,000 shares of Common Stock issuable upon the exercise of the Warrants issuable upon exercise of the Managing Underwriters' Warrant, (iii) the 1,100,000 shares of Common Stock issuable upon the exercise of the Warrants in connection with this offering, (iv) the 916,327 shares of Common Stock issuable upon the exercise of the outstanding options granted under the Company's 1992, 1996 and 1997 stock option plans, and (v) the 320,000 shares of Common Stock issuable upon the exercise of warrants issued to officers and directors. See "Underwriting," "Management -- Stock Plans" and "Description of Securities."

                            SELECTED FINANCIAL DATA

     The following selected consolidated financial data for each of the five fiscal years ended August 3, 1997 are derived from the Company's audited financial statements. This data should be read in conjunction with the consolidated financial statements of the Company, related notes, and other financial information included elsewhere in this Prospectus. See "Financial Statements."

                                                     52 WEEKS ENDED                          53 WEEKS
                                   ---------------------------------------------------        ENDED
                                                    JULY          JULY          JULY          AUGUST
                                   AUGUST 1,         31,           30,           28,            3,
                                     1993           1994          1995          1996           1997
                                   ---------       -------       -------       -------       --------
                                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales........................   $21,335        $30,508       $24,450       $29,001       $32,195
Cost of products sold............    15,129         19,625        18,118        19,798        20,754
Selling and administrative.......     4,909          7,743         5,071         5,832         6,293
                                    -------        -------       -------       -------       -------
Income before unusual items......     1,297          3,140         1,261         3,371         5,148
Unusual items(1).................        --           (746)       (5,447)           --            --
                                    -------        -------       -------       -------       -------
Income (loss) from operations....     1,297          2,394        (4,186)        3,371         5,148
Other income (expense)(2)........       532            143          (700)          400           136
                                    -------        -------       -------       -------       -------
Income (loss) before income
  taxes..........................     1,829          2,537        (4,886)        3,771         5,284
Provision for income taxes(5)....       438            676             4           102           480
                                    -------        -------       -------       -------       -------
Income (loss) from continuing
  operations.....................     1,391          1,861        (4,890)        3,669         4,804
Discontinued operations(3).......    (2,464)            --            --            --            --
Cumulative effect of accounting
  change(4)......................     2,081             --            --            --            --
                                    -------        -------       -------       -------       -------
Net income (loss)................   $ 1,008        $ 1,861       $(4,890)      $ 3,669       $ 4,804
                                    =======        =======       =======       =======       =======
Earnings (loss) per Common Share:
  (6)
     Continuing operations.......   $  0.26        $  0.33       $ (0.98)      $  0.86       $  1.01
     Discontinued
       operations(3).............     (0.47)            --            --            --            --
     Change in accounting(4).....      0.40             --            --            --            --
                                    -------        -------       -------       -------       -------
  Net income (loss)..............   $  0.19        $  0.33       $ (0.98)      $  0.86       $  1.01
                                    =======        =======       =======       =======       =======
Weighted average number of common
  and common equivalent shares
  outstanding(6).................  5,256,139       5,701,896     4,978,868     4,253,785     4,733,682
                                   ========        =======       =======       =======       =======

                                                    JULY          JULY          JULY          AUGUST
                                   AUGUST 1,         31,           30,           28,            3,
                                     1993           1994          1995          1996           1997
                                    -------        -------       -------       -------       -------
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Current assets...................   $17,909        $15,971       $15,453       $16,263       $20,476
Current liabilities..............    14,369         10,218         9,974         7,559         9,813
Working capital..................     3,540          5,753         5,479         8,704        10,663
Total assets.....................    58,375         53,752        42,229        42,509        39,257
Long-term debt, less current
  portion........................    14,054         14,823        10,525        11,021         2,890
Total shareholders' equity.......   $27,182        $28,281       $18,988       $21,032       $23,371

---------------
(1) Represents settlement costs, legal fees, and related expenses in connection with the settlement of certain legal claims in 1995; and charges in excess of reserves for warranty claims in connection with an acquisition in 1994.
(2) Consists principally of interest expense offset by investment income as detailed in the Company's consolidated statements of operations.
(3) Results from the sale of the Company's Marine Products division in 1993.
(4) Relates to the adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" in 1993.
(5) See Note "I" entitled "Income Taxes" in the Notes to Consolidated Financial Statements.
(6) As adjusted to give effect to a four-for-three stock split on September 30, 1997.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the historical consolidated financial statements of the Company, related notes and other financial information included elsewhere in this Prospectus.

OVERVIEW

     The Company principally designs, manufactures and sells flight instrumentation components and systems, primarily to the U.S. government, foreign governments and aerospace companies. Flight instrumentation products include command and control systems, transponders, flight termination receivers, telemetry transmitters and receivers, PCM encoders, and scoring systems. Flight instrumentation products are used to: (i) accurately track the flight of space launch vehicles, targets, and UAVs, (ii) communicate between ground systems and the airborne vehicle, (iii) if necessary, destroy the vehicle if it is veering from its planned trajectory, and (iv) train troops and test weapons.

     Of the Company's total backlog of $36,911,000 at August 3, 1997, $26,135,000 is attributable to domestic orders and $10,776,000 is attributable to foreign orders. Management anticipates that approximately $30,330,000 of its backlog will be shipped during the fiscal year ending August 2, 1998. The Company includes in its backlog only firm orders for which it has accepted a written purchase order. However, backlog is not necessarily indicative of future sales. A substantial amount of the Company's backlog can be cancelled at any time without penalty, except in most cases, for the recovery of the Company's actual committed costs and profit on work performed up to the date of cancellation.

     Substantially all of the Company's contracts are fixed price contracts, wherein sales and related costs are generally recorded as deliveries are made. Many of these contracts include options exercisable by the customer for additional products or systems at a fixed price. Certain costs under long-term fixed price contracts, principally directly or indirectly with the U.S. Government, which include non-recurring engineering, are deferred until these costs are contractually billable. The failure to anticipate technical problems, estimate costs accurately or control costs during a fixed price contract, including with respect to any option for additional products or systems, may reduce the Company's profitability or cause a loss under the contract. Revenue under certain long-term, fixed price contracts, principally command and control shelters, is recognized using the percentage of completion method of accounting. Revenues recognized on these contracts are based on estimated completion to date, which is the total contract amount multiplied by percent of performance, based on total costs incurred in relation to total estimated costs. Losses, if any, on contracts are recorded when first reasonably determined. While certain revenues were recognized under the percentage of completion method on a quarterly basis during fiscal 1997, there were no long-term contracts of this nature during fiscal 1996 and 1995 nor as of August 3, 1997.

     The Company believes that its growth depends on its ability to renew and expand its technology, products, and design and manufacturing processes with an emphasis on cost effectiveness. The Company's primary efforts are focused on engineering design and product development activities, rather than pure research. The cost of these development activities, including employees' time and prototype development, net of amounts paid by customers, was approximately $1,828,000, $1,453,000 and $970,000 in fiscal 1997, 1996 and 1995, respectively.
Costs of the Company's internally funded product development efforts are included in the Company's operating expenses as cost of products sold. Revenue from customer funded product development is included in net sales and the related product development costs also are included in cost of products sold.

     The Company's effective income tax rate for fiscal 1996 and 1997 was 2.7% and 9.1%, respectively, reflecting the utilization of prior year net operating loss ("NOL") carryforwards and the reversal of a valuation allowance for the NOL carryforwards established in 1995. The valuation allowance was established based on management's uncertainty that past performance would be indicative of future earnings. In August 1997, the Company established a foreign sales corporation as part of an overall domestic tax strategy to reduce its effective income tax rate. The Company anticipates that its effective income tax rate for fiscal 1998 will be approximately 34%.

RECENT FINANCIAL PERFORMANCE

     For the quarter ended November 2, 1997, the Company's net sales were approximately $10,573,000 as compared to approximately $7,508,000 for the quarter ended November 3, 1996.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain financial information derived from the Company's consolidated statements of operations expressed as a percentage of net sales. There can be no assurance that trends in sales growth or operating results will continue in the future.

                                                                    52 WEEKS ENDED          53 WEEKS
                                                                -----------------------       ENDED
                                                                JULY 30,       JULY 28,     AUGUST 3,
                                                                  1995           1996         1997
                                                                --------       --------     ---------
Net sales.....................................................    100.0%        100.0%        100.0%
Cost of products sold.........................................     74.1           68.3         64.5
                                                                  -----          -----        -----
Gross profit..................................................     25.9           31.7         35.5
                                                                  -----          -----        -----
Selling and administrative expenses...........................     20.7           20.1         19.5
Income before unusual item....................................      5.2           11.6         16.0
Unusual item..................................................    (22.3)            --           --
                                                                  -----          -----        -----
Operating income (loss).......................................    (17.1)          11.6         16.0
                                                                  -----          -----        -----
Other income (expense):
  Net gain (loss) on available-for-sale securities and other
     investments..............................................     (1.5)           3.1          1.3
  Dividend and interest income................................      2.5            1.3          0.8
  Interest expense............................................     (3.9)          (3.0)        (1.7)
                                                                  -----          -----        -----
                                                                   (2.9)           1.4          0.4
                                                                  -----          -----        -----
Income (loss) before income taxes.............................    (20.0)          13.0         16.4
Provision for income taxes....................................      0.0            0.4          1.5
                                                                  -----          -----        -----
Net income (loss).............................................    (20.0)%         12.7%        14.9%
                                                                  =====          =====        =====

FISCAL 1997 COMPARED TO FISCAL 1996

     Net sales for the 53 weeks ended August 3, 1997 were approximately $32,195,000 compared to $29,001,000 for fiscal 1996. The sales increase of $3,194,000 (11%) is primarily attributable to an increase in the sales of flight instrumentation products, including a Target Tracking Control System for the Republic of Korea.

     Gross profit of 35.5% for the 53 weeks ended August 3, 1997 exceeded the prior year of 31.7% due to an increase of $2,842,000 in higher margin foreign sales from $6,556,000 in 1996 to $9,398,000 in 1997, as well as an increase in absorption of fixed costs due to the higher sales volume.

     Selling and administrative expenses for the 53 weeks ended August 3, 1997 were $6,293,000 compared to $5,832,000 for fiscal 1996, an increase of $461,000 of which $360,000 was attributable to settlement and litigation costs involving two class action lawsuits, $325,000 to performance incentives, and $48,000 to additional travel costs. These increases were offset by a reduction in representative fees on foreign sales of $205,000 (partially due to a negotiated decrease in the rate paid), and a reduction of $75,000 in personnel and related expenses. As a percentage of net sales, selling and administrative expenses decreased from 20.1% in 1996 to 19.5% in 1997.

     Other income (expense) for the 53 weeks ended August 3, 1997 decreased $265,000 from the prior year due to decreases in gains on the sale of investments and dividend and interest income of $488,000 and $118,000, respectively, offset by a decrease in interest expense of $341,000.

     The effective income tax rate in 1997 was 9.1%. The 1997 and 1996 tax provisions reflect the utilization of prior year NOL carryforwards. In 1995 a valuation allowance had been provided to reduce deferred tax assets to their net realizable value primarily based on management's uncertainty that past performance would be indicative of future earnings. In 1997 the valuation allowance was reversed through the deferred tax provision. A determining factor in assessing the change was the cumulative income in recent years. See Note I entitled "Income Taxes" to the Consolidated Financial Statements.

FISCAL 1996 COMPARED TO FISCAL 1995

     Net sales for the 52 weeks ended July 28, 1996 were approximately $29,001,000 compared to $24,450,000 for fiscal 1995. The sales increase of $4,551,000 (18.6%) is attributable to an increase of approximately $5,845,000 in flight instrumentation products, of which Stewart Warner Electronics Co., acquired in July 1995, contributed $4,321,000, offset by a decrease of $1,294,000 in microwave components.

     Gross profit of 31.7% for the 52 weeks ended July 28, 1996 exceeded the prior year of 25.9% due to an increase of $2,648,000 in higher margin foreign sales from $3,908,000 in 1995 to $6,556,000 in 1996, as well as an increase in absorption of fixed costs due to the higher sales volume.

     Selling and administrative expenses for the 52 weeks ended July 28, 1996 were $5,832,000 compared to $5,072,000 for fiscal 1995, an increase of $760,000 of which $388,000 is attributable to increased representative fees on foreign sales, an increase of $233,000 in personnel and related expenses and other expenses of $46,000, offset by a reduction of $150,000 in the provision for customer disputed charges, and decreases in group insurance of $90,000, depreciation of $69,000 and outside services of $48,000. The addition of Stewart Warner Electronics Co. added $450,000 in selling and administrative expenses in fiscal 1996, the specific expenses of which are included in the above numbers. As a percentage of net sales, selling and administrative expenses decreased from 20.7% in 1995 to 20.1% in 1996.

     Included in unusual items in 1995 are settlement costs in connection with certain legal actions of $4,310,000, legal fees of $829,000, and related expenses of $308,000.

     Other income (expense) for the 52 weeks ended July 28, 1996 increased $1,100,000 from the prior year due to net gains on available-for-sale securities and other long-term investments of $898,000 as compared to losses of $356,000 in 1995, and a decrease in interest expense of $88,000, offset by decreased dividend and interest income of $242,000.

     The effective income tax rate in 1996 was 2.7%. The 1996 tax provision reflects the utilization of prior year NOL carryforwards. No income tax benefit was recorded in 1995 due to an increase in the valuation allowance. The valuation allowance was provided relating to that portion of NOL carryforwards that management believed might expire unutilized.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly consolidated financial data for each of the eight consecutive quarters in fiscal 1996 and 1997. This information is derived from unaudited consolidated financial statements that include, in the opinion of the Company, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation when read in conjunction with the consolidated financial statements of the Company and notes thereto included elsewhere in this Prospectus.

                                                                                   14 WEEKS            13 WEEKS ENDED
                                               13 WEEKS ENDED                       ENDED       ----------------------------
                               -----------------------------------------------     --------      FEB.                  AUG.
                               OCT. 29,     JAN. 28,     APR. 28,     JUL. 28,     NOV. 3,        2,       MAY 4,       3,
                                 1995         1996         1996         1996         1996        1997       1997       1997
                               --------     --------     --------     --------     --------     ------     ------     ------
Net sales..................     $7,063       $7,197       $7,236       $ 7,505      $7,508      $7,146     $8,426     $9,115
Cost of products sold......      4,888        5,028        4,929         4,953       5,171       4,916      5,278      5,388
                                ------       ------       ------        ------      ------      ------     ------     ------
Gross profit...............      2,175        2,169        2,307         2,552       2,337       2,230      3,148      3,727
Selling and administrative
  expenses.................      1,415        1,541        1,357         1,519       1,399       1,352      1,532      2,010
                                ------       ------       ------        ------      ------      ------     ------     ------
Operating income*..........        760          628          950         1,033         938         878      1,616      1,717
                                ------       ------       ------        ------      ------      ------     ------     ------
Other income (expense):
  Gain (loss) on sale of
    available-for-sale
    securities.............         55        1,109         (131)         (136)         15          --         81        313
  Dividend and interest
    income.................         63          100          126            87          48          90         62         58
  Interest expense.........       (227)        (219)        (168)         (260)       (129)       (188)      (126)       (89)
                                ------       ------       ------        ------      ------      ------     ------     ------
                                  (109)         990         (173)         (309)        (66)        (98)        17        282
                                ------       ------       ------        ------      ------      ------     ------     ------
Income before income
  taxes....................        651        1,618          777           724         872         780      1,633      1,999
Provision for income taxes
  (benefit)................        135           81           --          (114)         --          --        182        298
                                ------       ------       ------        ------      ------      ------     ------     ------
Net income.................     $  516       $1,537       $  777       $   838      $  872      $  780     $1,451     $1,701
                                ======       ======       ======        ======      ======      ======     ======     ======

     The following table sets forth, for the periods indicated, the percentage of net sales represented by the indicated items:

                                                                                   14 WEEKS            13 WEEKS ENDED
                                               13 WEEKS ENDED                       ENDED       ----------------------------
                               -----------------------------------------------     --------      FEB.                  AUG.
                               OCT. 29,     JAN. 28,     APR. 28,     JUL. 28,     NOV. 3,        2,       MAY 4,       3,
                                 1995         1996         1996         1996         1996        1997       1997       1997
                               --------     --------     --------     --------     --------     ------     ------     ------
Net sales..................      100.0%       100.0%       100.0%       100.0%       100.0%      100.0%     100.0%     100.0%
Cost of products sold......       69.2         69.9         68.1         66.0         68.9        68.8       62.6       59.1
                                 -----        -----        -----        -----        -----       -----      -----      -----
Gross profit...............       30.8         30.1         31.9         34.0         31.1        31.2       37.4       40.9
Selling and administrative
  expenses.................       20.0         21.4         18.8         20.2         18.6        18.9       18.2       22.1
                                 -----        -----        -----        -----        -----       -----      -----      -----
Operating income*..........       10.8          8.7         13.1         13.8         12.5        12.3       19.2       18.8
                                 -----        -----        -----        -----        -----       -----      -----      -----
Other income (expense):
  Gain (loss) on sale of
    available-for-sale
    securities.............        0.8         15.4         (1.8)        (1.8)         0.2          --        1.0        3.4
  Dividend and interest
    income.................        0.9          1.4          1.7          1.2          0.6         1.3        0.7        0.6
  Interest expense.........       (3.2)        (3.0)        (2.3)        (3.5)        (1.7)       (2.6)      (1.5)      (1.0)
                                 -----        -----        -----        -----        -----       -----      -----      -----
                                  (1.5)        13.8         (2.4)        (4.1)        (0.9)       (1.4)       0.2        3.1
                                 -----        -----        -----        -----        -----       -----      -----      -----
Income before income
  taxes....................        9.2         22.5         10.7          9.6         11.6        10.9       19.4       21.9
Provision for income taxes
  (benefit)................        1.9          1.1           --         (1.5)          --          --        2.2        3.3
                                 -----        -----        -----        -----        -----       -----      -----      -----
Net income.................        7.3%        21.4%        10.7%        11.2%        11.6%       10.9%      17.2%      18.7%
                                 =====        =====        =====        =====        =====       =====      =====      =====

---------------
* There were no unusual items in fiscal 1996 and 1997.

     The Company has experienced in the past and will experience in the future quarterly variations in net sales and net income. Thus, operating results for any particular quarter are not necessarily indicative of results for any future period. Factors that have affected quarterly operating results include the timing, execution or delay of contract awards, the relative mix of foreign and domestic shipments, the relative mix of flight instrumentation products and microwave components, the timing and integration of acquisitions, and the level of selling and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

     As of August 3, 1997 and July 28, 1996, working capital was approximately $10,662,000 and $8,704,000, respectively, and the ratio of current assets to current liabilities was 2.09 to 1.00 and 2.15 to 1.00, respectively. At August 3, 1997, the Company had cash and cash equivalents of approximately $1,195,000.

     As is customary in the defense industry, inventory is partially financed by advance payments. The unliquidated balance of these advance payments was approximately $3,091,000 at the end of fiscal 1997, and $1,480,000 at the end of fiscal 1996.

     Net cash provided from operations and investing activities in 1997 was approximately $3,647,000, and $6,159,000, respectively. Cash provided by investing activities resulted primarily from the liquidation of all the available-for-sale securities, and the sale of the Company's interest in the M.
D. Sass Re/Enterprise-II, L.P., limited partnership. The Company used approximately $9,715,000 of these funds in financing activities primarily for the net payment of outstanding bank debt of $7,250,000, and the purchase of treasury stock for $2,783,000.

     The Company maintains a revolving credit facility with a bank for an aggregate of $11,000,000, which expires January 31, 1999. No borrowings were outstanding on this line at August 3, 1997. As of July 28, 1996, the Company had borrowings outstanding of $6,950,000.

     During the fiscal year ended August 3, 1997 the Company acquired 244,519 shares of its outstanding common stock for $2,782,686 through open market purchases, pursuant to a stock purchase plan to acquire up to 400,000 post-split shares of Common Stock, which was terminated in June 1997. The Company also acquired 463,639 shares, valued at $6,429,124 in connection with certain "stock-for-stock" exercises of stock options by which certain employees elected to surrender "mature" shares owned in settlement of the option price. Such exercises are treated as an exercise of a stock option and the acquisition of treasury shares by the Company. See "Management -- Stock Plans."

     The Company believes that presently anticipated future cash requirements will be provided by internally generated funds, existing credit facilities, and the Company's net proceeds from this offering.

                                    BUSINESS

GENERAL

     The Company principally designs, manufactures and sells flight instrumentation components and systems, primarily to the U.S. government, foreign governments, and aerospace companies. Flight instrumentation products include command and control systems, transponders, flight termination receivers, telemetry transmitters and receivers, PCM encoders and scoring systems. Flight instrumentation products are used to: (i) accurately track the flight of space launch vehicles, targets, and UAVs, (ii) communicate between ground systems and the airborne vehicle, (iii) if necessary, destroy the vehicle if it is veering from its planned trajectory, and (iv) train troops and test weapons.

     The Company's command and control systems are used on training and test ranges domestically and in foreign countries. The Company has an installed base of approximately 100 command and control systems around the world, which are either fixed installations, transportable units or portable units. Herley also manufactures microwave devices used in its flight instrumentation systems and products and in connection with the radar and defense electronic systems on tactical fighter aircraft.

     The Company has grown internally and through five strategic acquisitions. As a result, the Company has experienced a compound annual growth rate of 41% in its operating income before unusual items for the five fiscal years ended August 3, 1997. See "Selected Financial Data." With these acquisitions, the Company has evolved from a components manufacturer to a systems and service provider and has leveraged its technical capabilities and expertise into domestic commercial and foreign defense markets.

     Since its inception in 1965, the Company has designed and manufactured microwave devices for use in various tactical military programs. In June 1986, the Company acquired a small engineering company, Mission Design, Inc., engaged in the design and development of transponders. This acquisition enabled the Company to enter the flight instrumentation business beginning with the design and manufacture of range safety transponders. In September 1992, the Company acquired substantially all of the assets of Micro-Dynamics, Inc. ("MDI") of Woburn, Massachusetts, a microwave subsystem designer and manufacturer. In June 1993, the Company acquired Vega Precision Laboratories, Inc. ("Vega") of Vienna, Virginia, a manufacturer of flight instrumentation products and command and control systems for sale in domestic and foreign markets. In October 1993, the Company moved the Vega operations to Lancaster, Pennsylvania. In March 1994, the Company entered into a license agreement granting the Company the right to manufacture, market, license and sell the MAGIC(2) system. In July 1995, the Company acquired certain assets and the business of Stewart Warner Electronics Corp. of Chicago, Illinois, a manufacturer of high frequency radio and IFF interrogator systems. In August 1997, the Company acquired Metraplex of Frederick, Maryland, enabling the Company to enter the airborne PCM and FM telemetry and data acquisition systems market.

INDUSTRY OVERVIEW AND ACTIVITIES

     United States Defense Market. The U. S. defense industry has undergone significant changes resulting from federal budget pressures. These changes include attrition in the number of military equipment suppliers and industry consolidation among survivors. Also, new tactical threats have created new objectives and roles for defense contractors. The Department of Defense and the industry has begun to place more emphasis on improved military readiness and using advanced electronics for enhanced performance and extended life of its equipment. The focus is now on quick reaction to military and political incidents, rather than all out nuclear war. The electronic content of the military procurement budget is expected to grow at the expense of traditional armaments such as tanks and ships.

     The Company serves the test and training ranges established by the government to test and develop new weapons and train troops in their use. The government procures airborne target vehicles that simulate aggressor aircraft during the training exercise. The function of the command and control system is to "fly" the unmanned target through its pre-planned mission as it simulates its attack on a ship or a ground target. The defenders will fire an instrumented defense weapon, such as a missile, at the target as it is commanded through its attack plan. The Company believes that it has been a principal supplier of command and control systems to the training ranges in the United States. Until recently, the Company's command and control system was the transportable 6104 TTCS and the portable 6157 TTCS. These systems could control a single target, generally from up to 100 miles away. With the limited range of defensive weapons then available, and prior to the widespread use of GPS, the single attacking target was an acceptable training scenario. With the weaponry available today, such military exercises are no longer acceptable for realistic training. A modern military force must defend against multiple attacking aircraft, cruise missiles, and short range ballistic missiles such as the Exocet and SCUD. The Company's MAGIC(2) system has been designed to control complex scenarios such as multiple targets attacking from over the horizon.

     The Company's largest customer is the Navy. For more than 20 years the Navy has been developing the Aegis fire control radar, which is installed on destroyers and cruisers in connection with the protection of a battle fleet. The Aegis is a long range radar that is used in conjunction with the Standard missile to defend the battle fleet against aggressors. The Standard missile has recently been improved with an extended range that permits it to attack hostile forces over the horizon. Prior to the development of the extended range Standard missile, the Navy was able to train its naval forces by simulating an attack by a single UAV at relatively close range. Recently Congress and the Department of Defense have instructed the Navy to: (i) change its training methods to present multiple UAVs acting as aggressor aircraft, (ii) detect and defend against them at long ranges, taking advantage of the new range of the Standard missile and
(iii) otherwise prepare for the naval engagement of the future. Those future naval engagements are expected to be conducted in a "littoral" warfare scenario, meaning "along the shore," such as the Persian Gulf.

     With this new directive calling for realistic training against multiple threats at extended ranges in a littoral warfare scenario, the Navy has used the Company's MAGIC(2) system. This system was tested and qualified by the Navy in 1995 and has been installed at the Navy range at Patuxent River, Maryland.

     The primary ranges using the Company's instrumentation products are: Naval Air Warfare Center, Weapons Division, Pt. Mugu, California; Naval Air Warfare Center, Weapons Division, China Lake, California; Naval Air Warfare Center Aircraft Division, Atlantic Ranges and Facilities, Patuxent River, Maryland; U.S. Army White Sands Missile Range, New Mexico; Eglin Air Force Base, Florida; Edwards Air Force Base, California; Pacific Missile Range Facility, Barking Sands, Hawaii; and Atlantic Fleet Weapons Training Facility, Roosevelt Roads, Puerto Rico.

     International Defense Market. The Company believes that the training range market is a niche market for the sale of command and control systems, test equipment and flight instrumentation products. The highest profit margins experienced by the Company have been from sales to foreign customers in this niche market. Approximately 29% of the Company's backlog is from foreign customers, especially customers in the Pacific Rim and Europe. The governments of Japan, South Korea, Taiwan and the United Kingdom are all significant customers of the Company and have the potential to become larger customers. With respect to South Korea, the International Monetary Fund and other world bodies have provided assistance and may impose restraints on South Korea's economic policies and there is no assurance that such policies will not adversely effect the Company's sales to South Korea. The governments of Egypt, France, Singapore and Australia are also customers of the Company. These countries purchase the Company's products to train their forces to defend themselves against enemies. The Company's intent is to build its business based on these long-term relationships. This growth is intended to be fueled by the Company's newly-developed command and control systems, including MAGIC(2), which has already been sold to the governments of Australia and Singapore.

     The Company has approximately 20 technical representative agencies around the world, which are experienced in selling within their markets. In addition, the Company's products are supported by qualified service and field engineering personnel, who are available on short notice to service the Company's systems and products abroad.

     Space Launch Systems and Satellites. In the 1950s, the development of space launch systems and satellites was funded primarily by government agencies responsible for national security and scientific exploration. Beginning in the 1960s government expenditures for space programs were supplemented with commercial investments as the advantages of using satellites for relaying television and telephone conversa-tions over long distances were recognized. Organizations such as the Communications Satellite Corporation ("COMSAT") and the International Telecommunications Satellite Organization ("INTELSAT") were formed to promote and regulate the use of satellites for commercial communications in the United States and abroad. Major contractors such as TRW Inc., Space Systems/Loral Inc., Hughes Electronics Corporation, and Lockheed-Martin Corp. invested private funds in developing satellites for commercial communications. Other major corporations, such as Boeing Co., Lockheed-Martin and Orbital Sciences Corp. developed expendable launch vehicles that could place the satellites in orbit around the globe. The Company believes that the satellite communications business today represents the largest commercial market in the space industry.

     More recently, advances in microprocessors, antennas and power systems and other electronic technologies have made it possible to manufacture smaller, less expensive and higher performance launch vehicles and communication and observation satellites. These improvements permit space-based systems to be applied to a much broader range of commercial, research and educational applications, including global personal communications, environmental monitoring and vehicle navigation and position reporting. In addition to the large number of satellites now in use that have been placed in geosynchronous orbit (fixed position in space) at high altitudes, a less expensive market for low earth orbit ("LEO") satellites is developing. Space launch vehicles capable of launching clusters of small satellites in geosynchronous orbit are increasingly being used for satellite-based communications services.

     A rapidly growing commercial portion of the Company's business is the production of range safety transponders for the placement of satellites in orbit. These transponders are expendable devices used to track a satellite space launch. The Company believes that for the past ten years, it has been the only qualified supplier of range safety transponders for all space launches conducted in the United States. The Company's primary vehicle customers are Lockheed-Martin Corp. for the Atlas, Atlas-Centaur and Titan, Boeing Co. for the Delta II, III and IV, and Orbital Sciences Corp. for the Taurus and Pegasus. The Company has expended over $5 million in engineering funds during the past ten years in development of a series of Herley range safety transponders, some of which expenses have been borne by the Company's customers.

     The frequency of space launches has been growing steadily during the past few years. Two factors are expected to increase the number of space launches, and the Company's space launch business, in the next few years.

     The first factor is the growing number of global mobile satellite telephone systems, headed by the Motorola Iridium, that are being placed in orbit around the world. Motorola's Iridium system requires a constellation of 66 satellites. A competitive system, the Orbcomm, developed by Orbital Sciences Corp., will use 34 satellites. Another competitive system, the Loral Globalstar currently is being manufactured, and is planned for a 1998 space installation. The Globalstar will use 48 satellites. In addition, a satellite network called Teledesic manufactured by Boeing Co. received an FCC license to build 288 LEO satellites which is scheduled to be in operation by the year 2002. Motorola also has plans to build a 63 LEO network called Celestri by the year 2002.

     The second factor working to increase the number of space launches is that the boundaries of space are now being used for innovative applications of new technologies. Examples of the applications of new systems include high-speed data delivery, broadcasting interactive television and games, video conferencing, Internet access, "intranets" for business, telemedicine, television on demand, connecting cellular phone networks, software distribution and training. The main target market is interactive broadband services. Leading these applications are a joint venture of Alcatel of France with their Skybridge network, and Loral Space and Communication with their Cyberstar system.

BUSINESS STRATEGY

     The Company's growth strategy to achieve its objectives involves the following key elements:

     - DESIGN AND MANUFACTURE NEW PRODUCTS AND SYSTEMS USING ITS EXPERTISE IN DIGITAL, SOFTWARE AND MICROWAVE TECHNOLOGIES. The Company has experience in microwave technologies and in the use of software technology in designing and manufacturing its systems and products. With the 1997 acquisition of Metraplex, the Company has acquired the digital expertise necessary to manufacture and design additional products for both military and commercial use.

     - BROADEN EXISTING MARKETS FOR THE COMPANY'S PRODUCTS THROUGH THE AGGRESSIVE PURSUIT OF LARGE DATA LINK AND COMMAND AND CONTROL SYSTEM SALES. Through its recent acquisition of Metraplex, which offers a comprehensive product line of PCM and FM products, the Company now has the capability of expanding sales to its existing customers through the sale of complete data link systems for aerospace and missile applications. Previously, the Company only could offer products comprising part of the data link system, such as transponders, because the Company did not sell PCM encoders, which are important components of the data link system. In contrast to the sale of individual products, contracts for a complete data link system are generally multi-year, multi-million dollar projects. The ability to sell a complete data link system also affords the Company the opportunity to expand its customer base for its command and control systems through the introduction and sale of command and control systems to new customers purchasing a complete data link system.

     - EXPAND THE SALES OF THE COMPANY'S PRODUCTS AND SYSTEMS IN THE INTERNATIONAL MARKETS. In January 1996, the Company formed Global Security Systems ("GSS"), a marketing group, to pursue additional opportunities and service components and systems in the international marketplace. The Company's products have been installed in a number of training ranges throughout the world, as countries continue to train armed forces to defend against enemies. This is a niche market served by the Company. The Company intends to increase sales in this high margin business through the sale of its newly developed command and control systems, including MAGIC(2), and the ancillary business created in test equipment and the replenishing of expendable products.

     - EXTEND THE CAPABILITIES AND POTENTIAL USES OF THE COMPANY'S PRODUCTS IN THE RAPIDLY GROWING SPACE LAUNCH INDUSTRY AND IN CERTAIN COMMERCIAL INDUSTRIAL APPLICATIONS. The Company believes that for the past ten years, it has been the only qualified supplier of range safety transponders for any military or commercial space launches conducted in the United States. The Company intends to capitalize on changes in government policy that has enabled private industry to launch satellites, and new technology providing for use of satellites, by selling its transponders and systems for use on the numerous space launches to be conducted in the next few years. The Company also intends to expand the sale of its products and systems into new commercial areas.

     - IMPLEMENT COST SAVING MEASURES THROUGH THE CONTINUED VERTICAL INTEGRATION OF THE COMPANY'S RECENT ACQUISITIONS. The Company believes that additional cost saving measures can be achieved through consolidating the manufacturing operations of its various recent acquisitions. These cost savings include reducing corporate, administrative and facilities expenses and from certain operating performance improvements.

     - CONTINUE TO CAPITALIZE ON STRATEGIC ACQUISITION OPPORTUNITIES. The Company intends to continue to consider potential acquisitions in related areas that offer opportunities to increase market share and expand the Company's line of systems and products.

PRODUCTS

     Command and Control Systems. For over thirty years, Vega (a division of the Company) has been manufacturing products in the radar enhancement field. The Company's command and control systems have been used to fly remotely a large variety of unmanned aerial vehicles, typically aircraft used as target drones or Remotely Piloted Vehicles ("RPVs") and some surface targets. Operations have been conducted by users on the open ocean, remote land masses, and instrumented test and training ranges.

     The Company's command and control systems are currently in service throughout the world. The Company's pulse-positioned-coded ("PPC") concept enables the use of standard radar technology to track and control unmanned vehicles. Using the radar beacon mode, PPC pulse groups are transmitted and received for transfer of command and telemetry data while employing the location precision and advantages of radar techniques.

     Command and control systems permit a ground operator to fly a target or a UAV through a pre-planned mission. That mission may be for reconnaissance, where the vehicle is equipped with high definition TV sensors and the necessary data links to send information back to its command and control systems ground station. The UAV may also be used as a decoy, since the operator can direct the flight operations that will make the small drone appear to be a larger combat aircraft.

     With the 1994 licensing of the MAGIC(2) system, the Company increased the selection of command and control systems. The 6104 TTCS (Target Tracking and Control System) unit is a line-of-sight command and control system with an installed base of equipment worldwide. The Company's engineers and marketers are now able to offer the MAGIC(2) system as a supplement to, or replacement for, this installed base of equipment. The MAGIC(2) system affords over-the-horizon command and control using GPS guidance and control of multiple targets from a single ground station. The ability to control multiple targets at increased distances represents a significant product improvement. The increasing demand for enhanced performance by the U.S. Navy as well as foreign navies in littoral warfare scenarios can be satisfied by the use of the MAGIC(2) system.

     The new Model 6104 TTCS is a highly flexible, multiple processor design with high resolution graphics, which can be field configured within minutes to fly or control any selected vehicle for which it is equipped. The system is designed to operate with a large variety of vehicles. A basic TTCS configuration is normally supplied with a standard Company command panel and the software peculiar to one vehicle. Telemetry display software is embedded for the specified vehicle, and a magnetic hard drive is supplied with a mission map prepared in accordance with a customer supplied detailed map of the area.

     The MAGIC(2) system provides control of multiple targets from a single ground control system, it utilizes GPS to provide accurate position information. The MAGIC(2) system meets a growing requirement to test against multiple threats and the automated defense capabilities of ships like the AEGIS cruiser and the E-2C aircraft.

                                    MAGIC(2)

                        MULTIPLE AIRCRAFT GPS INTEGRATED

                               COMMAND & CONTROL

 [DIAGRAM OF USE OF MAGIC2 SYSTEM CONTROLLING MULTIPLE TARGETS OVER THE HORIZON
                      IN THE TESTING OF AN AEGIS CRUISER]
--------------------------------------------------------------------------------

     The TTCS provides reliable control of a single target, it has been utilized for over 20 years. The TTCS is used in support of missile, aircraft and other weapons systems development and testing. Herley continues to provide this system to customers to support their requirements.

                                   TTCS 6104

            [DIAGRAM OF THE USE OF TTCS TO CONTROL A SINGLE TARGET]

     Military surveillance operations typically use UAVs, RPVs, or drones to avoid the cost and risk of manned surveillance vehicles in the event of an accident or if the vehicle is shot down. These inexpensive drones are controlled in flight by a Company command and control system, which may be mounted in a trailer that may be moved from place to place by helicopter or truck. The Company also manufactures portable command and control systems that are mounted on tripods that can be easily transported by an operational team. The portable units permit ready deployment in rugged terrain and may also be used on ships during open ocean exercises.

     In recent years, teaming arrangements between prime military contractors and the Company have increased. Large companies bidding on major programs seek to align themselves with parts and systems manufacturers such as the Company for economic reasons as well as for the technical expertise afforded by such alliances. Teaming arrangements with Tracor Corporation and Northrop Grumman Corporation have resulted in recent awards to the Company for command and control systems in Australia and Singapore, and the Company is presently negotiating additional teaming arrangements.

     Telemetry Systems. Missile, UAV, or target testing on domestic and international test ranges requires flight safety and performance data transmission to maximize flight safety during the test operation. Surveillance and intelligence gathering UAVs also require a data transmission downlink and a command and control systems uplink to accomplish their mission. The Company has developed a telemetry system capability that can be configured to meet individual customers' needs. Various components of the system include data encoders, transmitters and flight termination receivers. Each has a distinctive role and each is key to the success of the mission.

     In 1972, Metraplex began developing data encoding and acquisition, and signal conditioning equipment. The Company believes that Metraplex is now a leading manufacturer of PCM and FM telemetry and data acquisition systems for severe environment applications. Metraplex products are used worldwide for testing space launch vehicle instrumentation, aircraft flight testing, and amphibian, industrial and automotive vehicle testing. A product portfolio ranges in size and complexity from miniature encoders to completely programmable data acquisition systems.

     The Company's recent acquisition of Metraplex will allow the Company to offer a complete airborne data link system. With the digital capability of Metraplex in data encoding and acquisition elements combined with the radio frequency capability of the Company in providing its telemetry transmitters and flight termination receivers, the Company can offer a full line of narrow or wide band airborne telemetry systems to meet a wide variety of industrial needs, both domestically and internationally.

     Transponders. The Company manufactures a variety of expendable transponders, including range safety, identification friend or foe ("IFF"), command and control, and scoring systems.

     Transponders are small, expendable, electronic systems consisting of a transmitter, sensitive receiver and internal signal processing equipment comprised of active and passive components, including microwave subassemblies such as amplifiers, oscillators and circulators. The transponder receives signals from radars, changes and amplifies the frequency of the signals, and sends back a reply on a different frequency and signal level. This reply will be a strong, noise free signal upon which the tracking radar can "lock," and one which is far superior to skin reflection tracking, particularly under adverse weather conditions after the launch.

     In range safety applications, transponders enable accurate tracking of space launch and unmanned aerial vehicles, missiles, and target drones so that position and direction are known throughout its flight. In the case of several defense and commercial space launch vehicles (i.e., Delta, Atlas, Titan and Pegasus), the Herley transponder is tracked by the ground launch team all the way to space orbit, and in certain instances through several orbits, as a reference location point in space to assure that the launch payload has been properly placed in orbit.

     IFF transponders, which are used in conjunction with the FAA Air Traffic Control System, enable ground controllers to identify the unmanned targets, drones and cruise missiles on which these units fly and to vector other manned aircraft safely away from the flight path of the unmanned aerial vehicle.

     Command and control transponders provide the link through the telemetry system for relaying ground signals to direct the vehicle's flight. The uplink from the ground control station, a series of coded pulse groups, carries the signals that command the flight control guidance system of the vehicle. The downlink to the ground provides both tracking signals for range safety, as well as acknowledgment and status of the uplink commands and their implementation in the vehicle. The transponder is therefore the means to fly the vehicle.

     Scoring systems are mounted on both airborne and sea targets. Scoring systems enable test and evaluation engineers to determine the "miss-distance" between a projectile and the target at which it has been launched.

     Flight Termination Receiver. A flight termination receiver ("FTR") is installed in a test missile, a UAV, a target or a space launch vehicle as a safety device. The FTR has a built-in decoder that enables it to receive a complex series of audio tones which, when appropriate, will set off an explosive charge that will destroy the vehicle. A Range Safety Officer ("RSO") using the range safety transponder will track the vehicle in flight to determine if it is performing as required. If the RSO detects a malfunction in the test or launch vehicle that causes it to veer from a planned trajectory in a manner that may endanger personnel or facilities, the RSO will transmit a coded signal to the onboard FTR to explode the vehicle harmlessly.

     Microwave Devices. Herley manufactures solid state microwave devices in both Lancaster, Pennsylvania and at its MDI facility in Woburn, Massachusetts for use in its transponders and existing long-term military programs, both as part of new production and for spare parts and repair services. These microwave devices are used in a variety of radar, communications and missile applications, including airborne and shipboard navigation and missile guidance systems.

     In Woburn, the Company designs and manufactures complex microwave integrated circuits ("MICs"), which consist of sophisticated assemblies that perform many functions, primarily involving switching of microwave signals. MICs manufactured by the Company are employed in many defense electronics military systems as well as missile programs. The Company also manufactures magnetrons, which are the power source utilized in the production of the Company's transponders.

     The Company produces receiver protector devices. These high power devices protect a radar receiver from transient bursts of microwave energy and are employed in almost every military and commercial radar system. With the contraction of the defense business, the Company believes that it has only one competitor in this market.

     In its Chicago facility, the Company designs and manufactures high frequency radio and IFF interrogators. This high frequency communications equipment is used by the U.S. Navy and foreign navies that conduct joint military exercises with the U.S. Navy. The IFF interrogators are used as part of shipboard equipment and are also placed on coastlines, where they are employed as silent sentries.

NEW PRODUCT DEVELOPMENT AND APPLICATIONS

     The Company believes that its growth depends, in part, on its ability to renew and expand its technology, products, and design and manufacturing processes with an emphasis on cost effectiveness. The Company's primary efforts are focused on engineering design and product development activities rather than pure research. A substantial portion of the Company's development activities have been funded by the Company's customers. Certain of the Company's officers and engineers are involved at various times and in varying degrees in these activities. The Company's policy is to assign the required engineering and support people, on an ad hoc basis, to new product development as needs require and budgets permit. The cost of these development activities, including employees' time and prototype development, net of amounts paid by customers, were approximately $1,828,000, $1,453,000, and $970,000 in fiscal 1997, 1996, and 1995, respectively.

     The new products and systems that the Company plans to design, manufacture and sell are data link systems, which include telemetry data encoders. Data link systems and data encoders are currently being sold by others to the Company's existing customers. With its recent acquisition of Metraplex, the Company may now offer data link systems to its customers, either directly or through teaming arrangements. Upon receipt of an order, the Company will customize the design of a system for its customer for delivery typically nine months after receipt of such order.

     Data Link Systems. Data link systems contain transmitters, amplifiers, receivers and other components, and provide the means of communication between the control tower, the ground station and the test or launch vehicle. Data link systems are the equivalent of telephone links between the air and ground portions of launch vehicles or test and training ranges. The uplink communication to the airborne vehicle is transmitted via a telemetry signal from the ground to the vehicle. The telemetry signals are used to command the airborne vehicle through its command control transponder. The transponder will then change the flight control guidance system as directed. The downlink signals from the airborne telemetry transmitter to the ground telemetry receiver provide tracking signals for range safety, confirmation of the uplink command and their implementation by the vehicle and compilation of the data from on-board sensors gathered by the telemetry data encoder.

     Through the application of technology acquired from the Metraplex acquisition, the Company now has the ability to manufacture data encoders. Airborne targets and flight test missiles must have many critical parameters simultaneously monitored from the ground to gain the data required for verification of satisfactory performance or for identification of details of hardware requiring design improvements. On-board sensors may measure temperature, strain levels, vibration level and frequency, acoustic noise levels, air pressure, air velocity, humidity and other parameters of interest. The function of the encoder system is to convert the output of each of these sensors to a signal form that may be sequentially sampled by an electronic switch (multiplexer) produced by the Company in a known sequence and rate so as to create a data stream that may be transmitted to the ground by the telemetry system.

     Commercial Lighting. Over the past two years, the Company has been seeking commercial applications for the magnetron tubes produced by the Company's MDI division. In 1995, the Company signed agreements to develop miniature cost-effective magnetron tubes, using electrode-less high density ("EHD") techniques, for medical and industrial lighting applications. The Company believes that the other company in this joint engineering program is one of the largest lighting companies in the world. Based on initial engineering results, prototype tubes were designed, manufactured and tested satisfactorily to the specifications required. The Company and this other company are currently planning limited production of magnetron tubes to be used in an EHD industrial lighting application.

GOVERNMENT CONTRACTS

     A substantial part of the Company's sales are made to U.S. government agencies, prime contractors or subcontractors on military or aerospace programs. Government contracts are awarded either on a competitive bid basis or on a negotiated sole source procurement basis. Contracts awarded on a bid basis involve several competitors bidding on the same program with the contract being awarded based upon price and ability to perform. Negotiated sole source procurement is utilized if the Company is deemed by the customer to have developed proprietary equipment not available from other parties or where there is a very stringent delivery schedule.

     All of the Company's government contracts are fixed price contracts, some of which require delivery over time periods in excess of one year. With this type of contract, the Company agrees to deliver products at a fixed price except for costs incurred because of change orders issued by the customer.

     In accordance with Department of Defense procedures, all contracts involving government programs may be terminated by the government, in whole or in part, at the government's discretion. In the event of such a termination, prime contractors on such contracts are required to terminate their subcontracts on the program and the government or the prime contractor is obligated to pay the costs incurred by the Company under the contract to the date of termination plus a fee based on the work completed.

MARKETING AND DISTRIBUTION

     The Company's marketing approach is to determine customer requirements in the developmental stages of a program. Marketing and engineering personnel work directly with the customer's engineering group to develop product specifications. The Company receives its awards based upon an evaluation of a number of factors, including technical ranking, price, overall capability and past performance. Follow-up contracts (including options) on the same program are normally negotiated with customers rather than being subject to a competitive bidding process.

BACKLOG

     The Company's backlog of firm orders was approximately $36,911,000 on August 3, 1997 ($26,135,000 in domestic orders and $10,776,000 in foreign orders) as compared to approximately $23,770,000 on July 28, 1996 ($13,632,000 in domestic orders and $10,138,000 in foreign orders). Management anticipates that approximately $30,330,000 of the backlog will be shipped during the fiscal year ending August 2, 1998. There can be no assurance that the Company's backlog will result in sales in any particular period or at all, or that the contracts included in backlog that result in sales will be profitable.

MANUFACTURING, ASSEMBLY AND TESTING

     Flight instrumentation devices manufactured by the Company for military and space launch applications are subject to testing procedures based upon customer requests. All of such testing is performed by the Company at its facilities.

     All electronic parts are procured in controlled lots that are subjected to physical inspection and screening at Herley before use in products. Physical inspection requires the use of high power microscopes and laser scanned optical comparators, which match the characteristics of the part under inspection to previously stored images.

     The testing of high reliability space equipment is performed by complex computer controlled consoles that continuously monitor, analyze and measure operating parameters. Flight instrumentation products are tested over their full operating temperature range, after which the equipment is evaluated under combined vibration and temperature cycling. For initial design qualification, this testing may extend for several months and include evaluation of electromagnetic interference behavior ("EMI"), ability to survive pyrotechnic shock (simulating explosive charge detonation for space vehicle stage separation) and the combined effects of external vacuum with heating and cooling.

     Electronic components and other raw materials used in the Company's products are purchased by the Company from a large number of suppliers and all of such materials are readily available from alternate sources, with the exception of one component part which, if unavailable, can be manufactured by the Company.

     The Company does not maintain any significant level of finished products inventory. Raw materials are generally purchased for specific contracts and common components are purchased for stock based on the Company's firm fixed backlog.

     There are no significant environmental control procedures required concerning the discharge of materials into the environment that would require the Company to invest in any significant capital equipment or that would have a material effect on the earnings of the Company or its competitive position.

COMPETITION

     The flight instrumentation products that the Company manufactures are subject to varied competition depending on the product and market served. Competition is generally based upon technology, design, price and past performance. The Company's ability to compete for defense contracts depends, in part, on its ability to offer better design and performance than its competitors and its readiness in facilities, equipment and personnel to undertake to complete the programs. In certain products or programs, the Company believes it is sole source, which means that all work is directed to a single manufacturer. In other cases, there may be other suppliers that have the capability to compete for the programs involved, but they can only enter or reenter the market if the government should choose to reopen the particular program to competition. Competition in follow-on procurements is generally limited after an initial award unless the original supplier has had performance problems. Many of Herley's competitors are larger and may have greater financial resources than the Company. Competitors include Aydin Corporation, L-3 Communications Corporation, Microsystems, Inc., AMP, Inc. and Remec, Inc.

EMPLOYEES

     As of December 1, 1997, the Company employed 292 full-time persons. A total of 208 employees were engaged in manufacturing, 36 in engineering, 22 in marketing, contract administration and field services and the balance in general and administrative functions. None of the Company's employees are covered by collective bargaining agreements and the Company considers its employee relations to be satisfactory.

     The Company believes that its future success will depend, in part, on its continued ability to recruit and retain highly skilled technical, managerial and marketing personnel. To assist in recruiting and retaining such personnel, the Company has established competitive benefits programs, including stock option plans.

INTELLECTUAL PROPERTY

     The Company does not presently hold any significant patents applicable to its products. In order to protect its intellectual property rights, the Company relies on a combination of trade secret, copyright and trademark laws and certain employee and third-party nondisclosure agreements, as well as limiting access to and distribution of proprietary information. There can be no assurance that the steps taken by the Company to protect its intellectual property rights will be adequate to prevent misappropriation of the Company's technology or to preclude competitors from independently developing such technology. Trade secret and copyright laws afford the Company limited protection. Furthermore, there can be no assurance that, in the future, third parties will not assert infringement claims against the Company or with respect to its products for which the Company has indemnified certain of its customers. Asserting the Company's rights or defending against third party claims could involve substantial costs and diversion of resources, thus materially and adversely affecting the Company's business, results of operations and financial condition. In the event a third party were successful in a claim that one of the Company's products infringed its proprietary rights, the Company would have to pay substantial royalties or damages, remove that product from the marketplace or expend substantial amounts to modify the product so that it no longer infringed such proprietary rights, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

PROPERTIES

     The Company's properties are as follows:

                                                                                    AREA        OWNED
                                                                                  OCCUPIED       OR
            LOCATION                           PURPOSE OF FACILITY                (SQ. FT.)    LEASED
---------------------------------  -------------------------------------------    ---------    -------
Lancaster, PA(1).................  Production, engineering, administrative and       71,200      Owned
                                     executive offices
Woburn, MA.......................  Production, engineering and administration        60,000      Owned
Chicago, IL......................  Production, engineering and administration         9,500     Leased
Frederick, MD....................  Production, engineering and administration        14,700     Leased
Lancaster, PA(2).................  Land held for expansion                         21 acres      Owned

---------------
(1) The Company's executive offices occupy approximately 4,000 sq. ft. of space at this facility with engineering and administrative offices occupying 10,000 sq. ft. each.

(2) See "Management -- Certain Transactions."

     The Company believes that its facilities are adequate for its current and presently anticipated future needs.

LEGAL PROCEEDINGS

     The Company is not involved in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company are as follows:

               NAME                  AGE                POSITION(S) WITH THE COMPANY
-----------------------------------  ---     --------------------------------------------------
Lee N. Blatt.......................  69      Chairman of the Board and Chief Executive Officer
Myron Levy.........................  57      President and Director
Anello C. Garefino.................  50      Vice President -- Finance, Treasurer and Chief
                                             Financial Officer
Allan Coon.........................  61      Vice President
Adam J. Bottenfield................  37      Vice President -- Engineering
Ray Umbarger.......................  50      Vice President -- Domestic Marketing
George Hopp........................  59      Vice President -- International Marketing
Glenn Rosenthal....................  38      Vice President
David H. Lieberman.................  52      Secretary and Director
Adm. Thomas J. Allshouse (Ret.)....  72      Director, Member of Compensation and Audit
                                               Committees
Alvin M. Silver....................  66      Director, Member of Compensation and Audit
                                               Committees
John A. Thonet.....................  47      Director
Adm. Edward K. Walker, Jr.                   Director, Member of Compensation and Audit
  (Ret.)...........................  64        Committees

     Mr. Lee N. Blatt is a co-founder of the Company and has been Chairman of the Board of the Company since its organization in 1965. Mr. Blatt holds a Bachelors Degree in Electrical Engineering from Syracuse University and a Masters Degree in Business Administration from City College of New York. Mr. Blatt's term as a director expires at the 1997 annual meeting of stockholders to be held in January 1998.

     Mr. Myron Levy has been President of the Company since June 1993 and served as Executive Vice President and Treasurer since May 1991, and prior thereto as Vice President for Business Operations and Treasurer since October 1988. For more than ten years prior to joining the Company, Mr. Levy, a certified public accountant, was employed in various executive capacities, including Vice-President, by Griffon Corporation (formerly Instrument Systems Corporation). Mr. Levy's term as a director expires at the 1998 annual meeting of stockholders. Mr. Levy is a director of Mike's Original, Inc., a manufacturer and distributor of premium ice cream products.

     Mr. Anello C. Garefino has been employed by the Company in various executive capacities for more than the past five years. Mr. Garefino, a certified public accountant, was appointed Vice President -- Finance, Treasurer and Chief Financial Officer in June 1993. From January 1990 to June 1993, Mr. Garefino was Finance Manager of the Company. From 1987 to January 1990, Mr. Garefino was Corporate Controller of Exide Corporation.

     Mr. Allan Coon joined the Company in 1992 and was appointed Vice President in December 1995. Prior to joining the Company, Mr. Coon was Senior Vice President and Chief Financial Officer of Alpha Industries, Inc., a publicly traded company engaged in military and commercial electronic programs.

     Mr. Adam J. Bottenfield was appointed Vice President -- Engineering in July 1997. Mr. Bottenfield has been employed by the Company as Systems Engineering Manager of Herley-Vega Systems since the Company's acquisition of Vega in 1993. From 1984 to 1993, Mr. Bottenfield was Manager of Digital and Software Engineering of Vega.

     Mr. Ray Umbarger was appointed Vice President -- Domestic Marketing in July 1997, having been employed by the Company since June 1995. For more than ten years prior to that, Mr. Umbarger served in the U.S. Navy where he was a Captain. His responsibilities in the Navy included the design, development production, deployment and life cycle support of all Navy, and in some cases, all Department of Defense target systems. Mr. Umbarger received a Bachelors Degree in Aeronautical Engineering from the U.S. Naval Academy, a Masters Degree in Aeronautical Engineering from Princeton University and a Masters Degree in Business Administration from Monmouth College.

     Mr. George Hopp was appointed Vice President -- International Marketing in July 1997. Mr. Hopp has been employed by the Company in a sales and marketing position since 1995 and directs the operations of the Company's GSS division. For more than ten years prior to joining the Company, Mr. Hopp was Director of International Programs for Northrop Grumman, Military Aircraft Division.

     Mr. Glenn Rosenthal was appointed Vice President of the Company in August 1997. From June 1988 until its acquisition by the Company in August 1997, Mr. Rosenthal was employed by Metraplex Corporation, holding the positions of President (from June 1996) and Chief Operations Officer (from 1995). Mr. Rosenthal holds a Bachelors Degree in Engineering from Carnegie Mellon University.

     Mr. David H. Lieberman has been a director of the Company since 1985 and Secretary of the Company since 1994. Mr. Lieberman has been a practicing attorney in the State of New York for more than the past ten years and is a member of the firm of Blau, Kramer, Wactlar & Lieberman, P.C., general counsel to the Company. Mr. Lieberman's term as a director expires at the 1999 annual meeting of stockholders.

     Admiral Thomas J. Allshouse (Ret.) has been a director of the Company since September 1983. Prior to 1981, when he retired from the United States Navy, Admiral Allshouse served for 34 years in various naval officer positions, including acting as commanding officer of the United States Naval Ships Parts Control Center. Admiral Allshouse holds a Bachelors Degree in Engineering from the United States Naval Academy and a Masters Degree in Business Administration from Harvard University. Admiral Allshouse's term as a director expires at the 1999 annual meeting of stockholders.

     Mr. John A. Thonet has been a director of the Company since 1991 and President of Thonet Associates, an environmental consulting firm specializing in land planning and zoning matters for the past ten years. Mr. Thonet is the son-in-law of Mr. Blatt. Mr. Thonet's term as a director expires at the 1998 annual meeting of stockholders.

     Dr. Alvin M. Silver has been a director of the Company since October 1997. Since 1977, Dr. Silver has been Executive Vice President of the Ademco Division of Pittway Corporation. Dr. Silver holds a Bachelors Degree in Industrial Engineering from Columbia University, a Masters Degree in Industrial Engineering from Stevens Institute of Technology and a Doctor of Engineering Science Degree in Industrial Engineering/ Operations Research from Columbia University. Dr. Silver is a Professor at the Frank G. Zarb School of Business of Hofstra University. Mr. Silver's term as a director expires at the 1998 annual meeting of stockholders.

     Admiral Edward K. Walker, Jr. (Ret.) has been a director of the Company since October 1997. Since his retirement from the United States Navy in 1988, Admiral Walker has been Vice President, Administration for Resource Consultants, Inc., a member of Gilbert Associates, Inc. which is a professional services company providing services to the Department of Defense, particularly the Navy, in a wide range of technical, engineering and management disciplines. Prior to his retirement from the United States Navy, Admiral Walker served for 34 years in various naval officer positions, including Commander of the Naval Supply Systems Command, and Chief of Supply Corps. Admiral Walker holds a Bachelors Degree from the United States Naval Academy and Masters Degree in Business Administration from The George Washington University. Admiral Walker's term as a director expires at the 1997 annual meeting of stockholders, to be held in January 1998.

     Mr. Gerald Klein, Chief Technologist for the Company since March 1994, has been employed by the Company since 1988, serving as Chief Operating Officer and Executive Vice President from July 1988 until December 1996 and was a director of the Company from 1991 until December 1996.

CORPORATE GOVERNANCE

     In November, 1997, the Board of Directors of the Company amended the Company's By-laws to add a new article, which concerns certain corporate governance matters. This article may only be amended or repealed with the approval of the holders of 66 2/3% of the outstanding shares of the Common Stock. In addition, in the Underwriting Agreement the Company agreed to certain compensation restrictions during the two years immediately after the closing of this offering.

     By-laws. The new article requires that any corporate opportunity presented to any director or officer of the Company (or any director or officer of any subsidiary of the Company), including any affiliates of such director or officer, concerning a business transaction involving the type of business conducted by the Company or any of its subsidiaries, to be defined therein, be submitted to the Company's Board of Directors for its approval. Such director or officer may not take any action with respect to such opportunity until the earlier of: (i) the decision by the Board of Directors of the Company not to pursue the opportunity or (ii) the expiration of 30 days after submission of such opportunity to the Board of Directors.

     The new article prohibits the Company, and requires the Company to prohibit any of its subsidiaries, from entering into any transaction with any director or officer of the Company or any of its subsidiaries, or any affiliate of such director or officer, unless such transaction has been unanimously approved by the disinterested directors of the Company's Board of Directors.

     The new article provides that both the Audit Committee and the Compensation Committee of the Board of Directors must contain only independent directors. As described above, in November 1997, the Board of Directors expanded the number of directors comprising the Board of Directors to seven members and elected Mr. Silver and Admiral Walker to fill the two vacancies created. Mr. Silver and Admiral Walker will serve on the Audit Committee and the Compensation Committee with Admiral Allshouse.

     The new article requires the Company to invest any cash not necessary for the Company's current needs in certain high quality short-term securities.

     Underwriting Agreement. In the Underwriting Agreement, the Company agreed that for the two years immediately after the closing of this offering, the Company would not issue or sell any shares of Common Stock (except with respect to outstanding options or warrants), or securities convertible into, exchangeable for, or options or other rights to acquire shares of Common Stock to Lee N. Blatt, Myron Levy, or Gerald I. Klein, or any relative or affiliate of such individuals (collectively, the "Executives") or increase any compensation payable to any Executive unless such issuance or sale of securities or increase in compensation is unanimously approved by the members of the Compensation Committee. During such two year period, the Company also agreed that it would not re-price any outstanding stock options.

     In addition, the Company agreed that during such two year period the compensation to the Company's directors and executive officers would be based upon standards established with the assistance of an outside compensation specialist. In furtherance of certain of these new policies, Messrs. Blatt, Levy and Klein amended certain aspects of their employment agreements with the Company and will repay the loans that the Company previously made to them, at the closing of this offering.

EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation with respect to the Chairman/Chief Executive Officer, the Company's four most highly compensated executive officers other than the Chief Executive Officer and one individual who served as an executive officer for a portion of fiscal year 1997 and all of fiscal years 1996 and 1995 (the "named executive officers") for services rendered for the fiscal years ended August 3, 1997, July 28, 1996 and July 30, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                       ANNUAL COMPENSATION(1)           --------------------------------
                                  ---------------------------------       SECURITIES
            NAME AND              FISCAL                                  UNDERLYING         ALL OTHER
       PRINCIPAL POSITION          YEAR      SALARY(2)     BONUS(3)     OPTIONS/SARS(4)     COMPENSATION
--------------------------------  ------     ---------     --------     ---------------     ------------
Lee N. Blatt....................   1997      $ 531,629     $302,432         599,999(5)         $4,500(6)
  Chairman of                      1996        483,028      203,068         133,333(7)          4,500
  the Board                        1995        503,842           --         133,333             4,620
Myron Levy......................   1997      $ 307,764     $181,460         400,000(5)         $9,000(6)
  President                        1996        288,726      121,841          66,667(7)          7,380
                                   1995        295,331       27,500          66,666             6,636
Allan Coon......................   1997      $ 110,011           --          73,332(5)         $5,751(6)
  Vice President                   1996        110,011     $ 30,000          13,333(7)          4,569
                                   1995         99,008       15,000              --             4,245
Anello C. Garefino..............   1997      $ 101,914           --          59,999(5)         $3,579(6)
  Vice President                   1996         97,885     $ 15,000          13,333(7)          3,424
  Finance-Treasurer                1995         90,620           --          13,333             3,173
George Hopp.....................   1997      $ 107,615           --          18,666(5)         $1,422(6)
  Vice President                   1996        104,000           --              --             1,185
                                   1995         44,000           --           6,667                --
Gerald I. Klein(8)..............   1997      $ 307,764     $181,460          99,999(5)         $4,500(6)
                                   1996        288,726      121,841          66,667(7)          4,500
                                   1995        295,328           --          66,666             4,620

---------------
(1) Does not include Other Annual Compensation because amounts of certain perquisites and other non-cash benefits provided by the Company do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

(2) Amounts set forth herein include cost of living adjustments under employment contracts.

(3) Represents for Messrs. Blatt, Levy and Klein incentive compensation under employment agreements. No incentive compensation was earned under the employment agreements in fiscal 1995. Mr. Levy was awarded a bonus by the Board of Directors for fiscal 1995. See "Management -- Employment Agreements."

(4) Adjusted to give effect to a four-for-three stock split on September 30, 1997. This table includes warrants issued to these individuals outside the stock option plans.

(5) Consisting of the following options issued in October 1996 for the right to purchase Common Stock of the Company at a price of $6.9375: Lee N.
    Blatt - 133,333; Myron Levy - 100,000, Allan Coon - 26,666, Anello C. Garefino - 13,333; options granted in February 1997 at a price of $8.3438 and repriced to $6.0938 in April 1997: Lee N. Blatt 133,333, Myron
    Levy - 100,000, Allan Coon - 20,000, Anello C. Garefino - 20,000, Gerald I. Klein - 33,333 and George Hopp - 5,333; and options granted in May 1997 at a price of $6.4688: Lee N. Blatt - 333,333, Myron Levy - 200,000, Allan
    Coon - 26,666, Anello C. Garefino - 26,666, Gerald I. Klein - 66,666 and George Hopp - 13,333.

(6) All Other Compensation includes: (a) group term life insurance as follows:
    $4,500 for Mr. Levy, $2,387 for Mr. Coon, $522 for Mr. Garefino, and $1,422 for Mr. Hopp, and (b) contributions to the Company's 401(k) Plan as a pre-tax salary deferral as follows: $4,500 for each of Messrs. Blatt, Levy and Klein, $3,364 for Mr. Coon, and $3,057 for Mr. Garefino.

(7) Represents warrants issued in December 1995 for the right to purchase Common Stock of the Company at a price of $4.6425.

(8) Effective December 1996, Mr. Klein ceased to serve as an executive officer of the Company.

     The following table sets forth certain information concerning the stock options granted to the named executive officers during fiscal 1997. Since the end of fiscal 1997, the Company has not granted any stock options or warrants to any of these individuals.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                    INDIVIDUAL GRANTS(1)
                     ---------------------------------------------------      POTENTIAL REALIZABLE VALUE AT
                     NUMBER OF      % OF TOTAL                                   ASSUMED ANNUAL RATES OF
                     SECURITIES   OPTIONS ISSUED                                STOCK PRICE APPRECIATION
                     UNDERLYING    TO EMPLOYEES    EXERCISE                        FOR OPTION TERM(4)
                      OPTIONS           IN          PRICE     EXPIRATION   -----------------------------------
       NAME          GRANTED(2)   FISCAL YEAR(3)    ($/SH)       DATE       0%           5%            10%
-------------------  ----------   --------------   --------   ----------   -----     ----------     ----------
Lee N. Blatt.......    133,333           9         $ 6.9375     10/08/06   $0.00     $  581,726     $1,474,208
                       133,333           9         $ 6.0938     04/04/07   $0.00     $  510,980     $1,294,923
                       333,333          24         $ 6.4688     05/01/07   $0.00     $1,356,063     $3,436,530
Myron Levy.........    100,000           7         $ 6.9375     10/08/06   $0.00     $  436,296     $1,105,659
                       100,000           7         $ 6.0938     04/04/07   $0.00     $  383,236     $  971,195
                       200,000          14         $ 6.4688     05/01/07   $0.00     $  813,638     $2,061,920
Allan Coon.........     26,666           2         $ 6.9375     10/08/06   $0.00     $  116,343     $  294,835
                        20,000           1         $ 6.0938     04/04/07   $0.00     $   76,647     $  194,239
                        26,666           2         $ 6.4688     05/01/07   $0.00     $  108,482     $  274,916
Anello C.
  Garefino.........     13,333           1         $ 6.9375     10/08/06   $0.00     $   58,171     $  147,417
                        20,000           1         $ 6.0938     04/04/07   $0.00     $   76,647     $  194,239
                        26,666           2         $ 6.4688     05/01/07   $0.00     $  108,482     $  274,916
George Hopp........      5,333          --         $ 6.0938     04/04/07   $0.00     $   20,438     $   51,794
                        13,333           1         $ 6.4688     05/01/07   $0.00     $   54,241     $  137,458
Gerald I. Klein....     33,333           2         $ 6.0938     04/04/07   $0.00     $  127,744     $  323,728
                        66,666           5         $ 6.4688     05/01/07   $0.00     $  271,210     $  687,301

---------------
(1) Adjusted to give effect to a four-for-three stock split on September 30, 1997. During fiscal 1997, no warrants were issued to these individuals outside the stock option plans.

(2) Options were issued in fiscal 1997 at 100% of the closing price of the Company's Common Stock on dates of issue and vest as follows: Lee N.
    Blatt - all options vest at date of grant; Myron Levy, Allan Coon, Anello C. Garefino and Gerald I. Klein - one third of the options vest at date of grant, one-third vest one year from date of grant and the balance vest two years from date of grant; George Hopp - one fifth of the options vest one year from date of grant and one fifth each year thereafter.

(3) Total options issued to employees and directors in fiscal 1997 were for 1,465,649 shares of Common Stock.

(4) The amounts under the columns labeled "5%" and "10%" are included by the Company pursuant to certain rules promulgated by the Commission and are not intended to forecast future appreciation, if any, in the price of the Common Stock. Such amounts are based on the assumption that the named persons hold the options for the full term of the options. The actual value of the options will vary in accordance with the market price of the Common Stock. The column headed "0%" is included to demonstrate that the options were issued with an exercise price equal to the trading price of the Common Stock so that the holders of the options will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.

     AGGREGATE OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END
                               OPTION/SAR VALUES

     The following table sets forth stock options and warrants exercised during fiscal 1997 and all unexercised stock options and warrants held by the named executive officers as of August 3, 1997.

                                                                                           VALUE OF UNEXERCISED
                                                         NUMBER OF UNEXERCISED                 IN-THE-MONEY
                                                        OPTIONS AND WARRANTS AT          OPTIONS AND WARRANTS AT
                       SHARES                              FISCAL YEAR-END(2)               FISCAL YEAR-END(3)
                     ACQUIRED ON        VALUE         ----------------------------    ------------------------------
       NAME          EXERCISE(#)    REALIZED($)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE      UNEXERCISABLE
-------------------  -----------    --------------    -----------    -------------    -----------      -------------
Lee N. Blatt.......    688,886        $3,203,301        133,333         177,779        $ 706,532         $ 785,698
Myron Levy.........    264,441         1,255,128         66,667         255,558          353,293           969,833
Allan Coon.........     13,333            70,625         32,222          41,110          109,350           140,202
Anello Garefino....     41,109           200,659         13,333          38,889           70,657           153,102
George Hopp........      4,443            22,442          2,667          18,222           10,261            72,993
Gerald Klein.......    163,330           854,708         66,667          83,335          353,293           382,947

---------------
(1) Values are calculated by subtracting the exercise price from the trading price of the Common Stock as of the exercise date.

(2) Adjusted to give effect to a four-for-three stock split on September 30, 1997.

(3) Based upon the trading price of the Common Stock of $9.94 on August 3, 1997, as adjusted to give effect to the four-for-three stock split on September 30, 1997.

EMPLOYMENT AGREEMENTS

     Lee N. Blatt has entered into a new employment agreement with the Company, dated as of November 1, 1997, which provides for a three year term, terminating on October 31, 2000. Pursuant to the agreement, Mr. Blatt receives compensation consisting of a base salary of $375,000, with an annual cost of living increase and an incentive bonus. Mr. Blatt's incentive bonus is 5% of the pretax income of the Company in excess of 10% of the Company's stockholders' equity for specific periods, as adjusted for stock issuances. Mr. Blatt's incentive bonus cannot exceed his base salary.

     Myron Levy has entered into a new employment agreement with the Company, dated as of November 1, 1997, which provides for a five year term, terminating on October 31, 2002, and a five year consulting period commencing at the end of the employment period. Pursuant to the agreement, Mr. Levy receives compensation consisting of a base salary of $275,000, with an annual cost of living increase and an incentive bonus. Mr. Levy's incentive bonus is 4% of the pretax income of the Company in excess of 10% of the Company's stockholders' equity for specific periods, as adjusted for stock issuances. Mr. Levy's incentive bonus cannot exceed his base salary. Mr. Levy's compensation during the consulting period is at the annual rate of $60,000.

     Gerald Klein has entered into a new employment agreement with the Company, dated as of November 1, 1997, which provides for a four year term, terminating on October 31, 2001, and a consulting period commencing at the end of the employment period and terminating on December 31, 2010. Pursuant to the agreement, Mr. Klein receives compensation consisting of a base salary of $275,000, with an annual cost of living increase and an incentive bonus. Mr. Klein's incentive bonus is 3% of the pretax income of the Company in excess of 10% of the Company's stockholders' equity for specific periods, as adjusted for stock issuances. Mr. Klein's incentive bonus cannot exceed his base salary. Mr. Klein has the right at any time during his full time employment to terminate such employment and commence his consulting arrangement. Mr. Klein's compensation during his consulting period is at the annual rate of $100,000.

     The employment agreements with Messrs. Blatt, Levy and Klein provide for certain payments following death or disability. The employment agreements also provide, in the event of a change in control of the Company, as defined therein, the right, at their election, to terminate the agreement and receive a lump sum payment of approximately twice their annual salary.

     Glenn Rosenthal entered into an employment agreement with the Company and Metraplex, dated as of August 4, 1997, which provides for a three year term, terminating on August 4, 2000. Pursuant to this agreement, Mr. Rosenthal receives annual compensation consisting of a base salary of $130,000 and an incentive bonus based on 3% of the pre-tax income of Metraplex. The employment agreement also provides that if Mr. Rosenthal is relocated out of Frederick, Maryland, he shall receive $260,000 if during the first year of the employment agreement, $195,000 if during the second year, and $130,000 if during the third year or beyond.

     In addition, Allan Coon has entered into a severance agreement with the Company, dated June 11, 1997, which provides that in the event Mr. Coon is terminated other than for cause prior to June 11, 1999, he is entitled to two years' base salary and in the event he is so terminated after June 11, 1999 and before June 11, 2002, he is entitled to one year's base salary. Mr. Coon's present base salary is $110,000.

INDEMNIFICATION AGREEMENTS

     The Company has entered into separate indemnification agreements with the officers and directors of the Company. The Company has agreed to provide indemnification with regard to certain legal proceedings so long as the indemnified officer or director has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company will only provide indemnification for expenses, judgments, fines and amounts paid in settlement actually incurred by the relevant officer or director, or on his or her behalf, arising out of proceedings brought against such officer or director by reason of his or her corporate status.

TABLE OF TEN-YEAR OPTION REPRICINGS

     The following table sets forth information concerning options of the named executive officers that were repriced during fiscal 1997.

                                                       MARKET PRICE     EXERCISE                LENGTH OF ORIGINAL
                                NUMBER OF SECURITIES   OF STOCK AT       PRICE         NEW         OPTION TERM
                                 UNDERLYING OPTIONS      TIME OF       AT TIME OF    EXERCISE  REMAINING AT DATE OF
                                    REPRICED OR        REPRICING OR   REPRICING OR    PRICE        REPRICING OR
        NAME            DATE         AMENDED(#)        AMENDMENT($)   AMENDMENT($)     ($)          AMENDMENT
---------------------  -------  --------------------   ------------   ------------   -------   --------------------
Lee N. Blatt.........   4/8/97         133,333           $ 6.0938       $ 8.3438     $6.0938     9 years, 10 months
Myron Levy...........   4/8/97         100,000           $ 6.0938       $ 8.3438     $6.0938     9 years, 10 months
Gerald I. Klein......   4/8/97          33,333           $ 6.0938       $ 8.3438     $6.0938     9 years, 10 months
Anello C. Garefino...   4/8/97          20,000           $ 6.0938       $ 8.3438     $6.0938     9 years, 10 months
Allan Coon...........   4/8/97          20,000           $ 6.0938       $ 8.3438     $6.0938     9 years, 10 months

     The Board of Directors determined to reprice the above described stock options to strengthen the link that the Company believes exists between executive compensation and corporate objectives.

CERTAIN TRANSACTIONS

     In November 1995 and March 1996, the Company loaned $1,400,000, $300,000 and $300,000, to Messrs. Blatt, Levy and Klein, respectively, as authorized by the Board of Directors, pursuant to the terms of non-negotiable promissory notes. The loans are secured by 315,774, 50,000, and 80,000 shares of Common Stock, respectively. The notes were initially due November 1996, March 1997 and March 1997, respectively. The notes were extended by the Company and are now due April 30, 1998, January 31, 1998 and January 31, 1998, respectively. Interest is payable at maturity at the average rate of interest paid by the Company on borrowed funds during the fiscal year. The pledge agreement also provides for the Company to have the right of first refusal to purchase the pledged securities, based on a formula as defined, in the event of the death or disability of the officer. Upon completion of this offering, the loans will be repaid.

     On March 6, 1996, the Board of Directors, by action of the disinterested directors, approved the purchase of an industrial parcel of land from the Chairman of the Company for $940,000. A deposit of $94,000 was paid on execution of the contract, and the balance of $846,000 will be paid at settlement on or before March 31, 1998. The Company intends to use this land for possible future expansion.

STOCK PLANS

     Certain officers and directors of the Company hold options or warrants to purchase Common Stock under the Company's 1992 Non-Qualified Stock Option Plan, 1996 Stock Option Plan, 1997 Stock Option Plan (collectively, the "Stock Plans") and warrant agreements.

     1992 Non-Qualified Stock Option Plan. The 1992 Non-Qualified Stock Option Plan covers 1,333,333 shares of Common Stock. Under the terms of the plan, the purchase price of the shares, subject to each option granted, is 100% of the fair market value at the date of grant. The date of exercise is determined at the time of grant by the Compensation Committee or the Board of Directors. If not specified, 50% of the shares can be exercised each year beginning one year after the date of grant. The options expire ten years from the date of grant. In December 1995, this plan was terminated except for outstanding options thereunder. At August 3, 1997, non-qualified options to purchase 151,127 shares of Common Stock were outstanding under this plan.

     1996 Stock Option Plan. The 1996 Stock Option Plan covers 666,666 shares of Common Stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. The nature and terms of the options to be granted are determined at the time of grant by the Compensation Committee or the Board of Directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire ten years from the date of grant. Options for 663,989 shares of Common Stock were granted during the fiscal year ended August 3, 1997. At August 3, 1997, non-qualified options to purchase 394,662 shares of Common Stock were outstanding under this plan.

     1997 Stock Option Plan. The 1997 Stock Option Plan covers 1,666,666 shares of Common Stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. The nature and terms of the options to be granted are determined at the time of grant by the Compensation Committee or the Board of Directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire ten years from the date of grant. Options for 801,660 shares of Common Stock were granted during the fiscal year ended August 3, 1997. At August 3, 1997, options to purchase 369,553 shares of Common Stock were outstanding under this plan.

     Warrant Agreements. In April 1993, common stock warrants were issued to certain officers and directors for the right to acquire 573,333 shares of Common Stock at an exercise price of $5.3475 per share, which was the closing price of the Common Stock on the date of issue. In December 1995, warrants with respect to 533,333 of these shares were canceled. The warrants expire April 30, 1998. In December 1995, warrants were issued to certain officers for the right to acquire 293,333 shares of Common Stock at an exercise price of $4.6425 per share, which was the closing price of the Common Stock on the date of issue. These warrants expire December 13, 2005.

EMPLOYEE SAVINGS PLAN

     The Company maintains an Employee Savings Plan that qualifies as a thrift plan under Section 401(k) of the Internal Revenue Code. This plan allows employees to contribute between 2% and 15% of their salaries to the plan. The Company, at its discretion, can contribute 100% of the first 2% of the employees' salary so contributed and 25% of the next 4% of salary. Additional Company contributions can be made, depending on profits. The aggregate benefit payable to an employee depends upon the employee's rate of contribution, the earnings of the fund, and the length of time such employee continues as a participant. The Company accrued approximately $178,000 for the fiscal year ended August 3, 1997 and contributed approximately $159,000 and $151,000 to this plan for the years ended July 28, 1996 and July 30, 1995, respectively. For the year ended August 3, 1997, $4,500, $4,500, $3,364, and $3,057 was contributed by the Company to this plan for Messrs. Blatt, Levy, Coon and Garefino, respectively, and $20,452 was contributed for all executive officers and directors as a group.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth the indicated information as of the date of this Prospectus with respect to the beneficial ownership of the Company's securities by: (i) all persons known to the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock, (ii) each director and named executive officer of the Company, and (iii) by all executive officers and directors as a group:

                                                                   SHARES TO BE
                                                                   SOLD IN THIS
                                                                     OFFERING
                                                                   ------------
                                              SHARES OF COMMON                       SHARES OF COMMON
                                             STOCK BENEFICIALLY                     STOCK BENEFICIALLY
                                             OWNED PRIOR TO THIS                        OWNED AFTER
                                               OFFERING(1)(5)                          THIS OFFERING
                                             -------------------                  -----------------------
NAME                                          SHARES     PERCENT                  SHARES(6)    PERCENT(6)
-------------------------------------------  ---------   -------                  ---------    ----------
Lee N. Blatt(2)(4)(5)......................    913,065     19.3%      315,000       598,065       11.0%
Myron Levy(4)(5)(7)........................    396,687      8.5%           --       396,687        8.5%
Gerald I. Klein(4)(5)......................    356,186      7.7%       42,500       313,686        5.9%
Anello C. Garefino(4)(5)...................     47,440      1.0%           --        47,440        1.0%
Allan Coon(4)..............................     45,555      1.0%           --        45,555        1.0%
Adam J. Bottenfield(4).....................     18,442       --            --        18,442         --
Ray Umbarger(4)............................      7,953       --            --         7,953         --
George Hopp(4).............................      7,111       --            --         7,111         --
Glenn Rosenthal............................        262       --            --           262         --
Adm. Thomas J. Allshouse (Ret.)(4)(5)......     32,798       --            --        32,798         --
David H. Lieberman(4)(5)...................     20,799       --            --        20,799         --
John A. Thonet(3)(4)(5)....................     28,359       --            --        28,359         --
Alvin M. Silver............................         --       --            --            --         --
Adm. Edward K. Walker, Jr. (Ret.)..........         --       --            --            --         --
Kathi Thonet...............................    156,309      3.4%       42,500       113,809        2.2%
Directors and executive officers as a group
  (11 persons).............................  1,518,471     30.3%      315,000     1,203,471       21.1%

---------------
(1) No executive officer or director owns more than one percent of the outstanding shares of Common Stock unless otherwise indicated. Ownership represents sole voting and investment power.

(2) Does not include an aggregate of 562,259 shares owned by family members, including Hannah Thonet, Rebecca Thonet, Kathi Thonet, Randi Rossignol, Max Rossignol, Henry Rossignol, Patrick Rossignol and Allyson Gerber, certain of which are to be sold in this offering, of which Mr. Blatt disclaims beneficial ownership.

(3) Does not include 153,332 shares, owned by Mr. Thonet's children, Hannah and Rebecca Thonet, and 156,309 shares owned by his wife, Kathi Thonet, certain of which are to be sold in this offering. Mr. Thonet disclaims beneficial ownership of these shares.

(4) Includes shares subject to options exercisable within the 60 days after the date of this Prospectus at prices ranging from $2.535 to $6.9375 per share pursuant to the Company's Stock Plans: Lee N. Blatt - 66,667, Myron Levy - 50,002, Anello C. Garefino - 6,667, Allan Coon - 45,555, George
    Hopp - 2,667, Adm. Thomas J. Allshouse - 6,665, David H. Lieberman - 6,666, John A. Thonet - 6,666, Ray Umbarger - 7,000, Adam J. Bottenfield - 16,442.

(5) Includes shares subject to outstanding warrants exercisable within 60 days after the date of this Prospectus at a price of $4.6425: Lee N.
    Blatt - 133,333, Myron Levy - 66,667, Gerald I. Klein - 66,667, Anello C. Garefino - 13,333, and the following at a price of $5.3475: Adm. Thomas J. Allshouse - 13,333, David H. Lieberman 13,333, John A. Thonet - 13,333.

(6) Does not assume exercise of the Underwriters' over-allotment option for 165,000 Warrants, nor exercise of any of the Warrants sold in this offering.

(7) Does not include 12,666 shares owned by Mr. Levy's children, Stephanie Levy and Ronnie Roth, of which Mr. Levy disclaims beneficial ownership.

                           DESCRIPTION OF SECURITIES

CAPITAL STOCK

     The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, $.10 par value per share.

COMMON STOCK

     General. The Company has 10,000,000 authorized shares of Common Stock, 4,541,146 of which were issued and outstanding as of December 7, 1997. The Company intends to propose an increase in its authorized shares of Common Stock to 20,000,000 shares at its next annual meeting of stockholders presently scheduled to be held in January 1998. All shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable, and all shares which are the subject of this Prospectus (when issued and paid for pursuant to this offering with respect to the Shares that the Company will issue) will be validly issued, fully paid and non-assessable.

     Voting Rights. Each share of Common Stock entitles the holder thereof to one vote, either in person or by proxy, at meetings of the stockholders. The Company's Board of Directors consists of three classes, each of which serves for a term of three years. At each annual meeting of the stockholders the directors in only one class will be elected. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the outstanding shares of Common Stock can elect all of the directors of the Company standing for election at a stockholders' meeting.

     Dividend Policy. All shares of Common Stock are entitled to participate ratably in dividends when and as declared by the Company's Board of Directors out of the funds legally available therefor. Any such dividends may be paid in cash, property or additional shares of Common Stock. The Company has not paid any cash dividends in the past two fiscal years or the current fiscal year and anticipates that no cash dividends on the shares of Common Stock will be declared in the foreseeable future. While the Company declared a four-for-three stock split effected as a stock dividend effective September 30, 1997, payment of future dividends will be subject to the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements, general business conditions and other pertinent facts. Therefore there can be no assurance that any dividends on the Common Stock will be paid in the future. See "Dividend Policy."

     Miscellaneous Rights and Provisions. Holders of Common Stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of the liquidation or dissolution, whether voluntary or involuntary, of the Company, each share of Common Stock is entitled to share ratably in any assets available for distribution to holders of the equity of the Company after satisfaction of all liabilities.

     Shares Eligible for Future Sale. Upon completion of this offering, the Company will have 5,241,146 shares of Common Stock outstanding. Of these shares, 4,506,363, including the 1,100,000 shares sold in this offering (1,265,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (in general, a person who has a control relationship with the Company), which will be subject to the limitations of Rule 144 adopted under the Securities Act. The remaining shares are deemed to be "restricted securities," as that term is defined under Rule 144. The freely tradeable shares include 313,193 shares issued to the former stockholders of Metraplex in connection with the Metraplex acquisition. In August 2000 and for two years thereafter, each former Metraplex stockholder has the right to put such stockholder's shares of Common Stock received in connection with the acquisition to the Company at certain guaranteed prices.

     In addition, the Company will have issued 1,100,000 Warrants (1,265,000 Warrants if the Underwriters' over-allotment option is exercised in full) that will be exercisable for 1,100,000 newly issued shares of Common Stock (1,265,000 shares if the Underwriters' over-allotment option is exercised in full). Upon exercise of those Warrants, all of these shares of Common Stock will also be freely tradeable without restriction or future registration under the Securities Act.

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, who owns restricted securities for at least one year is entitled to sell, within any three-month period, a number of such securities that does not exceed the greater of 1% of the total number of securities outstanding of the same class or the average weekly trading volume of the securities on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the issuer. In addition, an affiliate of the issuer is subject to such volume limitations when selling both restricted and unrestricted securities. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned the securities for at least two years, however, is entitled to sell such securities under Rule 144 without regard to any of the limitations described above. Of the 734,783 shares of Common Stock that constitute restricted securities, 474,733 shares have been held for more than one year. Persons who have agreed not to sell their shares of Common Stock for a period up to 120 days unless the sale price of the Company's Common Stock is $13.00 per share or more, however, own all of these shares of Common Stock.

     No predictions can be made as to the effect, if any, that sales of shares of Common Stock under Rule 144 or otherwise or the availability of shares for sale will have on the market, if any, prevailing from time to time. Sales of a substantial number of shares of the Common Stock pursuant to Rule 144 or otherwise may adversely affect the market price of the Common Stock or the Warrants.

DESCRIPTION OF WARRANTS

     The following is a brief summary of certain provisions of the Warrants. Such summary does not purport to be complete and is qualified in all respects by reference to the Warrant Agreement (the "Warrant Agreement") between the Company and American Stock Transfer & Trust Company (the "Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement.

     Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at an exercise price of $14.40 per share for thirteen months from date of issuance and thereafter at $15.60 per share until twenty-five months from date of issuance, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the exercise price then in effect until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

     The exercise price of the Warrants has been set at a premium to the existing trading price of the Common Stock and bears no relationship to any objective criteria of future value. Accordingly, such exercise price should in no event be regarded as an indication of any future trading price.

     Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or certain sales by the Company of shares of its Common Stock or other securities convertible into Common Stock (excluding sales of shares upon certain events, such as the exercise or conversion of outstanding options, warrants and convertible securities the exercise of stock options granted under the Stock Plans in the future, and the exercise of the Managing Underwriters' Warrant, as defined herein) at a price below the market price of the Common Stock as defined in the Warrant Agreement. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation) or sale of all or substantially all of the assets of the Company followed by a related distribution to stockholders in order to enable Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.

     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date twenty-five months from the closing of this offering, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     Warrant Holder Not a Stockholder. The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

     Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the Warrant holders. The Company may, in its sole discretion, at any time and from time to time, lower the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days prior written notice to the Warrant holders and the Managing Underwriters. Except as described above, modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant or any other modification to the Warrant requires the consent of the holders of 66 2/3% of the outstanding Warrants.

     The Warrants are not exercisable unless, at the time of the exercise, the Company has a registration statement in effect under the Securities Act covering the shares of Common Stock issuable upon exercise of the Warrants, or the sale of such shares upon exercise of the Warrants is exempt from the registration requirements of the Securities Act, and such shares have been registered, qualified or are deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a registration statement relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so. Notwithstanding the stated expiration date of the Warrants, however, such expiration date will be extended if the Company has not maintained a registration statement in effect with respect to the shares of Common Stock underlying the Warrants during the 90 days immediately preceding such stated expiration date (or the Company has not maintained the registration or qualification of such shares under applicable state securities laws during such period). The extended expiration date will be the first date thereafter for which the Company has maintained such a registration statement for such 90-day period.

     The Warrants are separately transferable immediately upon issuance. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION

     The Company's Certificate of Incorporation and By-laws contain certain provisions, including a prohibition against removal of directors other than for cause, that are intended to enhance the continuity and stability of management by making it more difficult for stockholders to remove or change the incumbent members of the Board of Directors. The Certificate of Incorporation includes additional provisions that are intended to discourage certain types of transactions that involve an actual or threatened change of control of the Company. The Certificate of Incorporation provides for a Board of Directors classified into three groups, each of which group's term of office expires in successive years. The Certificate of Incorporation also provides that written notice of the intent to make a nomination at a meeting of stockholders must be received by the Company at least 90 days in advance of such meeting.

     The Certificate of Incorporation further requires that stockholders entitled to vote 80% of the outstanding shares of the Common Stock approve certain business combinations with interested stockholders. These business combinations include mergers, sales of assets in excess of $5,000,000, issuance of certain securities having an aggregate fair market value of $5,000,000 or more, adoption of any plan of liquidation or dissolution and any reclassification of securities unless approved by the disinterested members of the Board of Directors or the transaction complies with certain provisions relating to the fair valuation and consummation of such business combination.

     The Certificate of Incorporation further provides that stockholders of the Company are not permitted to call a special meeting of stockholders or to require the Board of Directors to call such a special meeting. Thus, a stockholder could not force stockholder consideration of a proposal over the opposition of the Board of Directors by calling a special meeting of the stockholders.

     The foregoing provisions may adversely affect the ability of potential acquirers to obtain control of the Company in any transaction that is not approved by the Company's Board of Directors. The use of these provisions as anti-takeover devices might preclude stockholders from taking advantage of certain situations that they believe could be favorable to their interests.

DELAWARE GENERAL CORPORATION LAW

     The Delaware General Corporation Law further contains certain anti-takeover provisions. Section 203 of the Delaware General Corporation Law provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person who owns 15% or more of the corporation's outstanding voting stock (an "interested stockholder") for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation (excluding shares owned by persons who are both officers and directors of the corporation and shares held by certain employee stock ownership plans), or (iii) the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

TRANSFER AGENT, REGISTRAR AND WARRANT AGENT

     The transfer agent and registrar for the Common Stock and Warrant Agent for the Warrants is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

                                  UNDERWRITING

     Subject to the terms and conditions contained in the Underwriting Agreement, each of the Underwriters has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to each such Underwriter, the respective number of Securities set forth opposite the name of such Underwriter below at the price to public less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                        NUMBER OF
                                                                         SHARES        NUMBER OF
                             UNDERWRITERS                            OF COMMON STOCK   WARRANTS
    ---------------------------------------------------------------  ---------------   ---------
    Janney Montgomery Scott Inc. ..................................       550,000        550,000
    Southwest Securities, Inc. ....................................       550,000        550,000
                                                                        ---------      ---------
              Total................................................     1,100,000      1,100,000
                                                                        =========      =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Securities offered hereby are subject to certain conditions. The Underwriters are obligated to take and pay for all of the Securities offered hereby (other than those Securities covered by the over-allotment option described below), if any such Securities are to be purchased.

     The Underwriters, for whom Janney Montgomery Scott Inc. is acting as Representative, propose to initially offer the Securities directly to the public at the initial offering price set forth on the cover page hereof and to certain dealers (who may be Underwriters) at a price that represents a concession not in excess of $.397 per Share and $.003 per Warrant under the initial offering price. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $.10 per Share and $.0006 per Warrant to other dealers. After the commencement of the offering, the public offering prices, such concessions and other selling terms may be changed by the Representative. The Representative has informed the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any account over which the Underwriters exercise discretionary authority.

     The Company and Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 165,000 additional Shares from the Selling Stockholders and 165,000 additional Warrants from the Company at the offering prices set forth on the cover page hereof, less the underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional Shares and Warrants solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the Securities offered hereby. If purchased, the Underwriters will sell such additional Shares and Warrants on the same terms as those on which the Shares and the Warrants that the Underwriters have agreed to purchase from the Company and the Selling Stockholders are being offered.

     This offering is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and withdrawal, cancellation or modification of this offering without notice. The Underwriters reserve the right to reject any order for the purchase of any Shares or Warrants, in whole or in part.

     Southwest Securities, Inc. currently makes a market in the Common Stock, and although it has no obligation to do so, intends to make a market in the Warrants. Although it has no obligation to do so, the Representative currently intends to make a market in the Common Stock and the Warrants and may otherwise effect transactions in such Securities. Such market-making activity may be discontinued at any time. During the period beginning at the close of the market on December 3, 1997 and ending upon the completion of each Underwriter's distribution of the Shares and the Warrants in this offering (including the distribution of any Shares and Warrants received upon the exercise of the Underwriters' over-allotment option), rules of the Commission will limit the ability of such Underwriter to bid for and purchase shares of Common Stock and Warrants. During this period, any market making by such Underwriter will be limited to passive market making on the Nasdaq National Market. Passive market making consists of displaying bids and effecting transactions in a security at a price that is not in excess of the highest bid price for the security that is displayed by a market maker who is not an Underwriter or affiliated purchaser. New purchases on each day by a passive market maker are limited to 30% of the average daily trading volume in the security during a certain period.

     In addition, the Representative may engage in certain transactions that stabilize the price of the Common Stock and the Warrants. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock and the Warrants.

     If the Underwriters create a short position in the Common Stock or the Warrants in connection with this offering, i.e, if they sell more Shares or Warrants than are set forth on the cover page of this Prospectus, the Managing Underwriters may reduce the short position by purchasing Common Stock or Warrants in the open market. The Managing Underwriters may then impose a penalty bid on certain Underwriters and selling group members. This means that if the Managing Underwriters purchase shares of Common Stock or Warrants in the open market to reduce the short position or stabilize the price of the Common Stock or the Warrants, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those Shares or Warrants as part of this offering.

     In general, purchase of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discourages resales. Neither the Company, the Selling Stockholders, nor any of the Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the trading price of the Common Stock or the Warrants. In addition, neither the Company, the Selling Stockholders, nor any of the Underwriters make any representation that the Representative or the Managing Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without further notice.

     The Selling Stockholders and the Company's directors, executive officers, and certain key employees have agreed that they will not, without the prior written consent of the Representative, sell, offer to sell, contract to sell or otherwise transfer or dispose of any shares of Common Stock, options, rights or warrants to acquire shares of Common Stock (other than the Shares offered by them in this offering) during the period beginning on the date of the Underwriting Agreement and ending 120 days after the date hereof, except that the Company may issue shares of Common Stock upon the exercise of outstanding stock options and warrants previously issued to them, provided that such persons shall have the right to sell or otherwise dispose of any shares of Common Stock during such 120 day period beginning seven days after the date hereof at a sale price of $13.00 per share or more.

     The price to the public for the Shares offered hereby was based upon negotiations among the Company, the Selling Stockholders, and the Managing Underwriters. The price to the public for each Warrant was based upon negotiations between the Company and the Managing Underwriters.

     The Company, the Selling Stockholders and the Underwriters have agreed to certain indemnity and contribution provisions regarding certain civil liabilities that may be incurred in connection with this offering, including liability that may be incurred under the Securities Act.

     The Company has agreed to pay the Managing Underwriters a financial advisory fee equal to 1.0% of the gross proceeds received by the Company in this offering. Such financial advisory fee relates to financial advisory services provided by the Managing Underwriters to the Company in connection with this offering and related matters. In addition, in a letter of intent between the Representative and the Company (the "Letter of Intent"), the Company agreed that if the Company or any of its subsidiaries were sold during the six months following the offering, the Company would retain the Managing Underwriters as the Company's joint investment bankers in such transaction and pay them an aggregate cash fee equal to 1.0% of the transaction's value. In addition, if such transaction value exceeds $10.0 million, the Company will retain the Representative to render an opinion concerning whether the transaction is fair to the Company and its stockholders from a financial point of view for an additional fee of $200,000. If such transaction value is less than $10.0 million and the Company's Board of Directors seeks a fairness opinion, the Company will also retain the Representative to render such an opinion for a mutually agreed upon additional fee, which will not be less than $100,000.

     The Letter of Intent also provides that if during the first year following the completion of this offering either Managing Underwriter is instrumental in introducing an acquisition candidate to the Company and the Company consummates a transaction with such acquisition candidate within two years following the completion of this offering, the introducing Managing Underwriter will receive a fee from the Company equal to 1.0% of the transaction's value. If the transaction value exceeds $10.0 million, the Company will retain the other Managing Underwriter to render a fairness opinion for a mutually agreed upon fee, which shall not be less than $100,000. If the transaction value is less than $10.0 million and the Company's Board of Directors seeks a fairness opinion, the Company will also retain the other Managing Underwriter to render such fairness opinion for a fee upon which they mutually agree.

     If this offering is not consummated for certain reasons, the Company has agreed to pay certain expenses of the Managing Underwriters.

     In connection with this offering, for $10 the Company has agreed to sell to the Managing Underwriters a warrant to purchase from the Company 110,000 shares of Common Stock at an exercise price of $14.40 per share and 110,000 Warrants at an exercise price of $.12 per Warrant. The Managing Underwriters' Warrant is exercisable with respect to the Common Stock for a period of four years commencing one year after the closing of this offering and with respect to the Warrants, for a period of thirteen months following such one year period. The Managing Underwriters' Warrant provides for adjustment in the number of shares of Common Stock and the number of Warrants issuable upon the exercise thereof as a result of events similar to the events providing for an adjustment of the number of shares of Common Stock issuable upon the exercise of the Warrants. The Managing Underwriters' Warrant has no anti-dilution terms designed to provide for the receipt or accrual of cash dividends prior to the receipt of the shares of Common Stock underlying the Managing Underwriters' Warrant. The Managing Underwriters' Warrant may not be sold, transferred, assigned or hypothecated for a period of one year after the effective date of this offering, except to the officers of either of the Managing Underwriters.

     A new registration statement will be required to be filed and declared effective by the Commission before a public sale or distribution of: (i) the Managing Underwriters' Warrant, (ii) the shares of Common Stock issuable upon exercise of the Managing Underwriters' Warrant, (iii) the Warrants issuable upon exercise of the Managing Underwriters' Warrant, and (iv) the shares of Common Stock issuable upon exercise of the Warrants issued upon exercise of the Managing Underwriters' Warrant (collectively, the "Registrable Securities"). In addition, before a public sale or distribution of the Registrable Securities occurs, the Registrable Securities must also be registered or qualified under the applicable state securities laws. Pursuant to a Registration Rights Agreement, the Company has granted the Managing Underwriters one demand registration right with respect to the Registrable Securities. Either Managing Underwriter may exercise this right during the period beginning on the first anniversary of the closing of this offering and ending on the fifth anniversary of the closing of this offering. Upon such demand, the Company will make the required filings for the Registrable Securities (including all divisible portions thereof) at the Company's expense (subject to a maximum expense of $10,000 for the reimbursement of the Managing Underwriters' legal fees). The Company will then use its best efforts to cause such filings to become effective and remain effective for at least four years. After such four year period, each Managing Underwriter may make one additional demand registration for such securities on terms identical to the demand registration rights described above for such securities, provided that the demanding Managing Underwriter pay all of the Company's fees and expenses, including reasonable legal fees, in connection with such filings. In addition, the Company has granted the holders of the Managing Underwriters' Warrant (and the holders of any other Registrable Securities not issued, sold, or distributed in a transaction registered under the Securities Act and applicable state securities laws) unlimited piggy-back registration rights during the period beginning on the first anniversary of the closing of this offering and ending on the fifth anniversary of the closing of this offering with respect to the Registrable Securities. In connection with such rights, the Company will notify such holders if the Company intends to file certain registration statements. Such holders will then have the right to require the Company to include such holder's Registrable Securities in such registration statement and maintain the effectiveness of such registration statement for at least one year.

     There is no current agreement with any person concerning the payment of any solicitation fee upon the exercise of the Warrants.

     The foregoing includes a summary of the principal terms of the Underwriting Agreement, the Letter of Intent, the Managing Underwriters' Warrant, and the Registration Rights Agreement and does not purport to be complete. Reference is made to the form of Underwriting Agreement, the copy of the Letter of Intent, the form of the Managing Underwriters' Warrant Agreement, and the form of the Registration Rights Agreement that are on file as exhibits to the Registration Statement of which this Prospectus is a part.

                                 LEGAL MATTERS

     The validity of the issuance of the Securities offered hereby will be passed upon for the Company by the law firm of Blau, Kramer, Wactlar & Lieberman, P.C., Jericho, New York. The law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P, Dallas, Texas will pass on certain aspects of this offering on behalf of the Underwriters. Employees of Blau, Kramer, Wactlar & Lieberman, P.
C. own an aggregate of 800 shares of Common Stock, none of which are registered for resale hereunder, 13,333 options to purchase shares of Common Stock and 13,333 warrants to purchase shares of Common Stock.

                                    EXPERTS

     The financial statements of the Company as of August 3, 1997 and July 28, 1996 and for the 53 weeks ended August 3, 1997, and the 52 weeks ended July 28, 1996 and July 30, 1995, included herein and in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                            HERLEY INDUSTRIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS............................................     F-2
FINANCIAL STATEMENTS:
  Consolidated Balance Sheets, August 3, 1997 and July 28, 1996.....................     F-3

  Consolidated Statements of Operations for the 53 Weeks Ended August 3, 1997, and
     the 52 Weeks Ended July 28, 1996 and July 30, 1995.............................     F-4

  Consolidated Statements of Shareholders' Equity for the 53 Weeks Ended August 3,
     1997, and the 52 Weeks Ended July 28, 1996 and July 30, 1995...................     F-5

  Consolidated Statements of Cash Flows for the 53 Weeks Ended August 3, 1997, and
     the 52 Weeks Ended July 28, 1996 and July 30, 1995.............................     F-6

  Notes to Consolidated Financial Statements........................................     F-7

Schedules have been omitted as not applicable.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Herley Industries, Inc.:

     We have audited the accompanying consolidated balance sheets of Herley Industries, Inc. and Subsidiaries as of August 3, 1997 and July 28, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for the 53 weeks ended August 3, 1997 , and the 52 weeks ended July 28, 1996 and July 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Herley Industries, Inc. and Subsidiaries as of August 3, 1997 and July 28, 1996, and the consolidated results of their operations and their cash flows for the 53 weeks ended August 3, 1997, and the 52 weeks ended July 28, 1996, and July 30, 1995 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Lancaster, PA
September 19, 1997

                    HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                     AUGUST 3,       JULY 28,
                                                                       1997            1996
                                                                    -----------     -----------
                                            ASSETS
Current Assets:
  Cash and cash equivalents.......................................  $ 1,194,650     $ 1,104,445
  Accounts receivable.............................................    5,176,523       3,249,225
  Notes receivable-officers.......................................    2,100,913       2,083,543
  Other receivables...............................................      152,148         124,992
  Inventories.....................................................    9,790,382       8,010,687
  Deferred taxes and other........................................    2,061,066       1,689,988
                                                                    -----------     -----------
          Total Current Assets....................................   20,475,682      16,262,880
Property, Plant and Equipment, net................................   11,704,755      12,579,044
Intangibles, net of amortization of $1,133,750 in 1997 and
  $861,650 in 1996................................................    4,308,136       4,580,236
Available-for-sale Securities.....................................           --       4,912,387
Other Investments.................................................    1,313,502       3,000,000
Other Assets......................................................    1,455,111       1,174,395
                                                                    -----------     -----------
                                                                    $39,257,186     $42,508,942
                                                                    ===========     ===========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Current portion of long-term debt...............................  $   335,000     $   300,000
  Note payable to related party...................................      846,000              --
  Accounts payable and accrued expenses...........................    4,986,740       5,123,868
  Income taxes payable............................................       76,635         166,295
  Reserve for contract losses.....................................      478,000         489,110
  Advance payments on contracts...................................    3,091,001       1,480,033
                                                                    -----------     -----------
          Total Current Liabilities...............................    9,813,376       7,559,306
Long-term Debt....................................................    2,890,000      11,021,000
Deferred Income Taxes.............................................    2,696,394       1,923,058
Excess of fair value of net assets of business acquired over cost,
  net of amortization of $973,667 in 1997 and $486,833 in 1996....      486,833         973,667
                                                                    -----------     -----------
                                                                     15,886,603      21,477,031
                                                                    -----------     -----------
Commitments and Contingencies
Shareholders' Equity:
  Common stock, $.10 par value; authorized 10,000,000 shares;
     issued and outstanding 4,209,365 in 1997 and 2,936,122 in
     1996.........................................................      420,936         293,612
  Additional paid-in capital......................................    8,856,516      11,448,827
  Retained earnings...............................................   14,093,131       9,289,472
                                                                    -----------     -----------
          Total Shareholders' Equity..............................   23,370,583      21,031,911
                                                                    -----------     -----------
                                                                    $39,257,186     $42,508,942
                                                                    ===========     ===========

   The accompanying notes are an integral part of these financial statements.

                    HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        53 WEEKS                52 WEEKS ENDED
                                                         ENDED          -------------------------------
                                                     AUGUST 3, 1997     JULY 28, 1996     JULY 30, 1995
                                                     --------------     -------------     -------------
Net sales..........................................   $ 32,195,168       $ 29,001,404      $ 24,450,267
                                                       -----------        -----------       -----------
Cost and expenses:
  Cost of products sold............................     20,753,707         19,798,692        18,117,874
  Selling and administrative expenses..............      6,293,199          5,831,830         5,071,840
  Unusual item.....................................             --                 --         5,447,005
                                                       -----------        -----------       -----------
                                                        27,046,906         25,630,522        28,636,719
                                                       -----------        -----------       -----------
          Operating income (loss)..................      5,148,262          3,370,882        (4,186,452)
                                                       -----------        -----------       -----------
Other income (expense):
  Net gain (loss) on available-for-sale securities
     and other investments.........................        409,399            897,919          (355,709)
  Dividend and interest income.....................        257,676            376,007           617,645
  Interest expense.................................       (531,678)          (873,452)         (961,650)
                                                       -----------        -----------       -----------
                                                           135,397            400,474          (699,714)
                                                       -----------        -----------       -----------
          Income (loss) before income taxes........      5,283,659          3,771,356        (4,886,166)
Provision for income taxes.........................        480,000            102,400             4,000
                                                       -----------        -----------       -----------
          Net income (loss)........................   $  4,803,659       $  3,668,956      $ (4,890,166)
                                                       ===========        ===========       ===========
Earnings (loss) per common and common equivalent
  share............................................   $       1.01       $        .86      $       (.98)
                                                       ===========        ===========       ===========
Weighted average number of common and common
  equivalent shares outstanding....................      4,733,682          4,253,785         4,978,868
                                                       ===========        ===========       ===========

   The accompanying notes are an integral part of these financial statements.

                    HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
  53 WEEKS ENDED AUGUST 3, 1997, AND 52 WEEKS ENDED JULY 28, 1996 AND JULY 30,
                                      1995

                                                                                       UNREALIZED
                                                                                          GAIN
                                                                                       (LOSS) ON
                                 COMMON STOCK           ADDITIONAL                     AVAILABLE
                           ------------------------       PAID-IN        RETAINED       FOR-SALE      TREASURY
                             SHARES        AMOUNT         CAPITAL        EARNINGS      SECURITIES      STOCK           TOTAL
                           ----------     ---------     -----------     -----------    ----------    ----------     -----------
Balance at July 31,
  1994..................    4,278,189     $ 427,819     $17,989,374     $10,510,682    $(201,117)    $ (445,620)    $28,281,138
Net (loss)..............                                                 (4,890,166)                                 (4,890,166)
Issuance of common
  stock.................       35,000         3,500          99,313                                                     102,813
Unrealized gain on
  available-for-sale
  securities............                                                                 226,117                        226,117
Purchase of 1,194,701
  shares of treasury
  stock.................                                                                             (4,732,165)     (4,732,165)
Retirement of 1,297,201
  shares of treasury
  stock.................   (1,297,201)     (129,720)     (5,048,065)                                  5,177,785              --
                            ---------      --------      ----------      ----------    ---------      ---------     -----------
Balance at July 30,
  1995..................    3,015,988       301,599      13,040,622       5,620,516       25,000             --      18,987,737
Net income..............                                                  3,668,956                                   3,668,956
Exercise of stock
  options...............      406,432        40,643       2,577,360                                  (2,483,552)        134,451
Unrealized loss on
  available-for-sale
  securities............                                                                 (25,000)                       (25,000)
Purchase of 270,339
  shares of treasury
  stock.................                                                                             (1,734,233)     (1,734,233)
Retirement of treasury
  shares................     (486,298)      (48,630)     (4,169,155)                                  4,217,785              --
                            ---------      --------      ----------      ----------    ---------      ---------     -----------
Balance at July 28,
  1996..................    2,936,122       293,612      11,448,827       9,289,472           --             --      21,031,911
Net income..............                                                  4,803,659                                   4,803,659
Exercise of stock
  options and
  warrants..............      929,060        92,906       6,653,917                                  (6,429,124)        317,699
Four-for-three stock
  split.................    1,052,341       105,234        (105,234)                                                         --
Purchase of 244,519
  shares of treasury
  stock.................                                                                             (2,782,686)     (2,782,686)
Retirement of treasury
  shares................     (708,158)      (70,816)     (9,140,994)                                  9,211,810              --
                            ---------      --------      ----------      ----------    ---------      ---------     -----------
Balance at August 3,
  1997..................    4,209,365     $ 420,936     $ 8,856,516     $14,093,131           --             --     $23,370,583
                            =========      ========      ==========      ==========    =========      =========     ===========

   The accompanying notes are an integral part of these financial statements.

                    HERLEY INDUSTRIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         53 WEEKS            52 WEEKS ENDED
                                                          ENDED        --------------------------
                                                        AUGUST 3,       JULY 28,       JULY 30,
                                                           1997           1996           1995
                                                        ----------     -----------    -----------
Cash flows from operating activities:
  Net income (loss).................................    $4,803,659     $ 3,668,956    $(4,890,166)
                                                        ----------      ----------    -----------
  Adjustments to reconcile net income (loss) to net
     cash provided by operations:
     Depreciation and amortization..................     1,538,283       1,563,354      2,116,233
     (Gain) loss on sale of available-for-sale
       securities and other investments.............      (409,572)     (1,018,643)       355,709
     Decrease (increase) in deferred tax assets.....            --        (393,389)       596,055
     Increase in deferred tax liabilities...........       773,336         376,723        255,240
     Unrealized loss on available-for-sale
       securities...................................            --         121,550             --
     Unusual item...................................            --              --      5,447,005
     Changes in operating assets and liabilities:
       Decrease (increase) in accounts receivable...    (1,927,298)      1,430,692      1,285,694
       (Increase) in notes receivable-officers......       (17,370)     (2,083,543)            --
       Decrease (increase) in other receivables.....       (27,156)         38,410        136,635
       Decrease (increase) in inventories...........    (1,779,695)      1,319,366      2,208,137
       (Increase) in prepaid expenses and other.....      (371,078)        (25,940)      (753,838)
       (Decrease) in accounts payable and accrued
          expenses..................................      (137,128)       (513,649)    (3,879,974)
       Increase (decrease) in income taxes
          payable...................................       (89,660)        166,295       (162,543)
       (Decrease) in reserve for contract losses....       (11,110)         (6,890)        (4,000)
       Increase (decrease) in advance payments on
          contracts.................................     1,610,968           3,393     (1,397,334)
       Other, net...................................      (309,500)         40,000        153,335
                                                        ----------      ----------    -----------
          Total adjustments.........................    (1,156,980)      1,017,729      6,356,354
                                                        ----------      ----------    -----------
     Net cash provided by operations................     3,646,679       4,686,685      1,466,188
                                                        ----------      ----------    -----------
Cash flows from investing activities:
  Purchase of available-for-sale securities and
     other investments..............................      (159,364)    (11,077,331)   (22,766,138)
  Proceeds from sale of fixed assets................        15,468              --             --
  Proceeds from sale of available-for-sale
     securities and other investments...............     7,164,538      11,879,157     30,417,016
  Capital expenditures..............................      (862,129)       (643,330)      (182,241)
                                                        ----------      ----------    -----------
     Net cash provided by investing activities......     6,158,513         158,496      7,468,637
                                                        ----------      ----------    -----------
Cash flows from financing activities:
  Borrowings under bank line of credit..............     2,825,000       9,875,000      4,044,668
  Proceeds from exercise of stock options...........       317,699         134,451             --
  Payments under lines of credit....................    (9,775,000)     (9,925,000)    (8,025,000)
  Payments under litigation settlement..............            --      (2,000,000)    (2,000,000)
  Payments of long-term debt........................      (300,000)       (363,709)      (512,735)
  Purchase of treasury stock........................    (2,782,686)     (1,734,233)    (2,708,732)
                                                        ----------      ----------    -----------
     Net cash (used in) financing activities........    (9,714,987)     (4,013,491)    (9,201,799)
                                                        ----------      ----------    -----------
     Net increase (decrease) in cash and cash
       equivalents..................................        90,205         831,690       (266,974)
Cash and cash equivalents at beginning of period....     1,104,445         272,755        539,729
                                                        ----------      ----------    -----------
Cash and cash equivalents at end of period..........    $1,194,650     $ 1,104,445    $   272,755
                                                        ==========      ==========    ===========
Supplemental cash flow information:
  Cashless exercise of stock options................    $6,429,124     $ 2,483,552
                                                        ==========      ==========
  Liabilities assumed in connection with
     acquisition....................................                                  $   915,000
                                                                                      ===========

   The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  1. Nature of Operations

     The Company principally designs, manufactures and sells flight instrumentation and microwave products, primarily to aerospace companies, the U.S. government, and several foreign governments. The Company's main products include a variety of transponders which are used to enhance radar signals to accurately track the flight of space launch vehicles and aircraft, as well as microwave devices and command and control systems.

  2. Fiscal Year

     The Company's fiscal year ends on the Sunday closest to July 31. Normally each fiscal year consists of 52 weeks, but every five or six years the fiscal year will consist of 53 weeks. Fiscal year 1997 consisted of 53 weeks, and fiscal years 1996 and 1995 consisted of 52 weeks.

  3. Basis of Financial Statement Presentation

     The consolidated financial statements include the accounts of Herley Industries, Inc. and its subsidiaries, all of which are wholly-owned. All significant intercompany accounts and transactions have been eliminated in consolidation. The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements as well as revenues and expenses during the period. Actual results could differ from those estimates.

  4. Revenue and Cost Recognition

     Under fixed-price contracts, sales and related costs are recorded primarily as deliveries are made. Certain costs under long-term, fixed-price contracts (principally either directly or indirectly with the U.S. Government), which include non-recurring billable engineering, are deferred until these costs are contractually billable. Revenue under certain long-term, fixed price contracts, principally shelters, is recognized using the percentage of completion method of accounting. Revenue recognized on these contracts is based on estimated completion to date (the total contract amount multiplied by percent of performance, based on total costs incurred in relation to total estimated costs). Losses on contracts are recorded when first reasonably determined.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred.

  5. Inventories

     Inventories, other than inventory costs relating to long-term contracts and programs, are stated at lower of cost (principally first-in, first-out) or market. Inventory costs relating to long-term contracts and programs are stated at the actual production costs, including factory overhead, reduced by amounts identified with revenue recognized on units delivered or progress completed.

     Inventory costs relating to long-term contracts and programs are reduced by any amounts in excess of estimated realizable value. The costs attributed to units delivered under long-term contracts and programs are based on the average costs of all units produced.

  6. Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation and amortization are provided principally by the straight-line method over the estimated useful lives of the related assets. Gains and losses arising from the sale or disposition of property, plant and equipment are recorded in income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  7. Intangibles

     Intangibles are comprised of customer lists, installed products base, drawings, patents, licenses, certain government qualifications and technology and goodwill in connection with the acquisition of Vega Precision Laboratories, Inc. in 1993. Intangibles are being amortized over twenty years.

     The carrying amount of intangibles is evaluated on a recurring basis. Current and future profitability as well as current and future undiscounted cash flows of the acquired businesses are primary indicators of recoverability. For the three fiscal years ended August 3, 1997, there were no adjustments to the carrying amount of the cost in excess of net assets acquired resulting from these evaluations.

  8. Marketable Securities

     The Company accounts for its investments in marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

     Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Debt securities are classified as held-to-maturity when the Company has the positive intent and ability to hold the securities to maturity. Marketable equity securities and debt securities not classified as held-to-maturity are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of shareholders' equity. Realized gains and losses and declines in value judged to be other-than-temporary are included in other income (expense). The cost of securities sold is based on the specific identification method. Interest and dividends on securities are included in other income (expense).

  9. Other Investments

     The Company is a limited partner in certain nonmarketable limited partnerships in which it owns approximately a 10% interest. Beginning in 1997 other investments are accounted for under the equity method. Previously, the cost method was utilized as the amount was not significantly different from the equity method.

  10. Income Taxes

     Income taxes are accounted for by the asset/liability approach in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Deferred taxes represent the expected future tax consequences when the reported amounts of assets and liabilities are recovered or paid. They arise from temporary differences between the financial reporting and tax bases of assets and liabilities and are adjusted for changes in tax laws and tax rates when those changes are enacted. The provision for income taxes represents the total of income taxes paid or payable for the current year, plus the change in deferred taxes during the year.

  11. Stock-Based Compensation

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  12. Earnings Per Common Share

     Earnings per common share and common equivalent share is based on the weighted average number of outstanding shares of common stock (reflective of a 4-for-3 stock split on September 30, 1997), including common stock equivalents (options and warrants) as determined under the treasury stock method as follows:
4,733,682 shares in 1997; 4,253,785 shares in 1996; and 4,978,868 shares in
1995.

  13. Cash and Cash Equivalents

     For purposes of the statement of cash flows, short-term investments which have a maturity of ninety days or less at the date of acquisition are considered cash equivalents.

  14. Product Development

     The Company's primary efforts are focused on engineering design and product development activities rather than pure research. The cost of these development activities, including employees' time and prototype development, net of amounts paid by customers, was approximately $1,828,000, $1,453,000, and $970,000 in fiscal 1997, 1996, and 1995, respectively.

  15. New Accounting Standards

     In March 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"), which is effective for both interim and annual periods ending after December 15, 1997. SFAS 128 supersedes APB No. 15 to conform earnings per share with international standards as well as to simplify the complexity of the computation under APB No.
15. The previous primary earnings per share ("EPS") calculation is replaced with a basic EPS calculation. The basic EPS differs from the primary EPS calculation in that the basic EPS does not include any potentially dilutive securities. Fully dilutive EPS is replaced with diluted EPS and should be disclosed regardless of dilutive impact to basic EPS. Earlier application of this Statement is not permitted. Therefore, the EPS in the Consolidated Statements of Operations are presented under APB No. 15.

NOTE B -- ACQUISITIONS

     In July 1995, the Company entered into an agreement effective as of the close of business June 30, 1995, to acquire certain assets and the business (consisting principally of inventories and trade receivables) of Stewart Warner Electronics Corporation, a Delaware corporation. The transaction, which closed on July 28, 1995, provided for the payment of $250,000 in cash and the assumption of approximately $915,000 in liabilities and has been accounted for by the purchase method. The acquisition resulted in excess of fair value over cost of net assets acquired of $1,460,500 which is being amortized over a three-year period.

NOTE C -- NOTES RECEIVABLE-OFFICERS

     In fiscal 1996 the Company loaned $1,400,000, $300,000, and $300,000 to certain officers, as authorized by the Board of Directors, pursuant to the terms of nonnegotiable promissory notes. The notes were initially due November 1996, November 1996 and March 1997, respectively. The notes may be renewed by the Company from year to year. The notes were extended by the Company in fiscal 1997 and are now due April 30, 1998, January 31, 1998, and January 31, 1998, respectively. The loans are secured by 594,365 shares of common stock of the Company. Interest is payable at maturity at the average rate of interest paid by the Company on borrowed funds during the fiscal year. The pledge agreement also provides for the Company to have the right of first refusal to purchase the pledged securities, based on a formula as defined, in the event of the death or disability of the officer.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D -- INVENTORIES

     The major components of inventories are as follows:

                                                              AUGUST 3,          JULY 28,
                                                                 1997              1996
                                                            --------------     -------------
        Purchased parts and raw materials.................    $4,780,336        $ 3,358,256
        Work in process...................................     4,899,551          4,580,538
        Finished products.................................       110,495             71,893
                                                              ----------         ----------
                                                              $9,790,382        $ 8,010,687
                                                              ==========         ==========

NOTE E -- AVAILABLE-FOR-SALE SECURITIES

     In September 1996, the Company liquidated all of its available-for-sale securities for approximately $4,912,000 and used the proceeds to reduce its long-term bank debt. A provision for unrealized losses of $121,550 is included in the statement of operations for fiscal year 1996. The fair value of available-for-sale securities at July 28, 1996 was $4,912,387.

NOTE F -- OTHER INVESTMENTS

     In April 1996, the Company acquired a limited partnership interest in M.D. Sass Re/Enterprise-II, L.P., a Delaware limited partnership for $2,000,000. The objective of the partnership is to achieve superior long-term capital appreciation through investments consisting primarily of securities of companies that are experiencing significant financial or business difficulties. In April 1997, the Company sold its investment and terminated its limited partnership interest for $2,080,630 realizing a gain of $80,630.

     In December 1995, the Company sold its investment and terminated its limited partnership interest in M.D. Sass Re/Enterprise Partners, L.P., a Delaware limited partnership for $3,823,233 realizing a gain of $1,095,727.

     In July 1994, the Company invested $1,000,000 for a limited partnership interest in M.D. Sass Municipal Finance Partners-I, a Delaware limited partnership. The objectives of the partnership are the preservation and protection of its capital and the earning of income through the purchase of certificates or other documentation that evidence liens for unpaid local taxes on parcels of real property. At August 3, 1997 and July 28, 1996 the percentage of ownership was approximately 10%. The Company's interest in the partnership may be transferred to a substitute limited partner, upon written notice to the managing general partners, only with the unanimous consent of both general partners at their sole discretion.

NOTE G -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are comprised of the following:

                                                    AUGUST 3,          JULY 28,         ESTIMATED
                                                       1997              1996          USEFUL LIFE
                                                  --------------     -------------     -----------
    Land........................................   $    880,270       $    880,270
    Building and building improvements..........      5,438,663          5,362,409     10-40 years
    Machinery and equipment.....................     17,515,954         16,788,901       5-8 years
    Furniture and fixtures......................        494,056            494,056      5-10 years
    Tools.......................................         24,869             24,869         5 years
    Leasehold improvements......................        288,757            288,757      5-10 years
                                                    -----------        -----------
                                                     24,642,569         23,839,262
    Less accumulated depreciation...............     12,937,814         11,260,218
                                                    -----------        -----------
                                                   $ 11,704,755       $ 12,579,044
                                                    ===========        ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H -- COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases office, production and warehouse space as well as computer equipment and automobiles under noncancellable operating leases.

     Rent expense for the 53 weeks ended August 3, 1997, and the 52 weeks ended July 28, 1996 and July 30, 1995 was approximately $229,900, $284,600, and
$158,000, respectively.

     Minimum annual rentals under noncancellable leases are as follows:

                                                                             AMOUNT
                                                                            --------
        Year ending fiscal 1998...........................................  $204,800
                           1999...........................................   153,900
                           2000...........................................    97,400

  Employment Agreements

     The Company has employment agreements with various executives and employees of the Company, which, as amended, expire at various dates through December 31, 2002, subject to extension each January 1 for six years from that date not to extend, in any event, beyond December 31, 2006. These agreements provide for aggregate annual salaries of $1,185,000. Certain agreements provide for an annual increment equal to the greater of a cost of living adjustment based on the consumer price index or 10%, and also provide for incentive compensation related to pretax income. Incentive compensation in the amount of $665,352 was expensed in fiscal year ended August 3, 1997. Incentive compensation of $446,750 was expensed in fiscal 1996. No incentive compensation was due for the fiscal year ended July 30, 1995.

     Certain agreements also provide that, in the event there is a change in control of the Company, as defined, the executives have the option to terminate the agreements and receive a lump-sum payment. As of August 3, 1997, the amount payable in the event of such termination would be approximately $2,050,000.

     One of the employment contracts provides for a consulting agreement commencing January 1, 2002 and terminating December 31, 2010 at the annual rate of $100,000. Another one of the employment contracts, as amended January 1, 1997, provides for a consulting period commencing at the end of the period of active employment and continuing for a period of five years at the annual rate of $60,000. One officer of the Company has a severance agreement providing for a lump-sum payment of $220,000 through June 1999, adjusted to $110,000 through June 2002.

  Litigation

     In November 1996, the Company settled all claims in connection with two class action complaints, related to the Company's acquisition of Carlton Industries, Inc. and its subsidiary, Vega Precision Laboratories, Inc. for $450,000.

     In August 1997, the Company settled all claims in connection with a class action complaint filed in 1995 for $170,000. The claim related to the Company's settlement of the Litton Action in the Essex Superior Court of Massachusetts which alleged, inter alia, that there was insufficient disclosure by the Company of its true potential exposure in that claim.

     In July 1996, the Company was notified by the American Arbitration Association of the decision of the arbitrators in an action commenced in March 1994 by the principal selling shareholders of Carlton Industries, Inc. and its subsidiary, Vega Precision Laboratories, Inc. According to the award, the Company was to pay to the claimants the sum of $1,052,900, inclusive of interest. Correspondingly, the claimants were to pay the Company the sum of $277,719, inclusive of interest. The Company paid $775,181 to claimants, representing

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the difference between the award to the claimants and the award to the Company, in August, 1996. The award to the claimants was offset by $593,162 otherwise payable to one of the selling shareholders.

     The Company is also involved in other legal proceedings and claims which arise in the ordinary course of its business. While any litigation contains an element of uncertainty, management believes that the outcome of such litigation will not have a material adverse effect on the Company's financial position or results of operations.

  Stand-by Letters of Credit

     The Company maintains a letter of credit facility with a bank that provides for the issuance of stand-by letters of credit and requires the payment of a fee of 1.0% per annum of the amounts outstanding under the facility. The facility expires January 31, 1999. At August 3, 1997 stand-by letters of credit aggregating $3,241,392 were outstanding under this facility.

NOTE I -- INCOME TAXES

     Income tax provision consisted of the following:

                                                                              52 WEEKS ENDED
                                                   53 WEEKS ENDED     -------------------------------
                                                   AUGUST 3, 1997     JULY 28, 1996     JULY 30, 1995
                                                   --------------     -------------     -------------
    Current......................................
      Federal....................................    $  (52,000)        $  90,000          $    --
      State......................................        89,000            12,400               --
                                                      ---------          --------           ------
                                                         37,000           102,400               --
                                                      ---------          --------           ------
    Deferred.....................................
      Federal....................................      (142,000)               --            4,000
      State......................................       585,000                --               --
                                                      ---------          --------           ------
                                                        443,000                --            4,000
                                                      ---------          --------           ------
                                                     $  480,000         $ 102,400          $ 4,000
                                                      =========          ========           ======

     The Company paid income taxes of approximately $178,000 in 1997, $19,000 in 1996, and $122,000 in 1995. The following is a reconciliation of the U. S. statutory income tax rate and the effective tax rate on pretax income:

                                                                              52 WEEKS ENDED
                                                   53 WEEKS ENDED     -------------------------------
                                                   AUGUST 3, 1997     JULY 28, 1996     JULY 30, 1995
                                                   --------------     -------------     -------------
    U.S. Federal statutory rate..................        34.0%             34.0%            (34.0)%
    State taxes, net of federal tax benefit......        12.2               0.2                --
    Alternative minimum tax......................          --               2.4                --
    Benefit of net operating loss carryforward...       (30.8)            (35.2)               --
    Non-deductible expenses......................          .3               1.3                --
    Increase (decrease) in valuation allowance...        (9.4)               --              34.0
    Other, net...................................         2.8                --                --
                                                        -----             -----             -----
    Effective tax rate...........................         9.1%              2.7%               --%
                                                        =====             =====             =====

     The 1997 and 1996 tax provisions reflect the utilization of prior year net operating loss carryforwards. In 1995 a valuation allowance had been provided to reduce deferred tax assets to their net realizable value primarily based on management's uncertainty that past performance would be indicative of future earnings. In 1997 the valuation allowance was reversed through the deferred tax provision. A determining factor in assessing the change was the cumulative income in recent years.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

     As of August 3, 1997, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $2,000,000 which expire in 2010.

     Components of deferred tax assets and liabilities are as follows:

                                                  AUGUST 3, 1997             JULY 28, 1996
                                              -----------------------   -----------------------
                                               DEFERRED     DEFERRED     DEFERRED     DEFERRED
                                                 TAX          TAX          TAX          TAX
                                                ASSETS     LIABILITIES    ASSETS     LIABILITIES
                                              ----------   ----------   ----------   ----------
    Intangibles.............................  $       --   $1,681,375   $  807,537   $       --
    Alternative minimum tax.................     265,906           --      176,707           --
    Accrued vacation pay....................     123,644           --      118,104           --
    Accrued bonus...........................     343,398           --      243,760           --
    Warranty costs..........................     220,000           --      220,000           --
    Inventory...............................     985,703           --      910,081           --
    Depreciation............................          --    2,006,038           --    1,923,058
    Net operating loss carryforwards........     725,113           --    2,781,480           --
    Litigation settlement...................          --           --      495,080           --
    Contract losses.........................     275,635           --      215,208           --
    Other...................................      71,917       78,967       97,645           --
                                              ----------   ----------   ----------   ----------
                                               3,011,316    3,766,380    6,065,602    1,923,058
    Valuation allowance.....................          --           --    4,454,627           --
                                              ----------   ----------   ----------   ----------
                                              $3,011,316   $3,766,380   $1,610,975   $1,923,058
                                              ==========   ==========   ==========   ==========

NOTE J -- LONG-TERM DEBT

     Long-term debt is summarized as follows:

                                                                   AUGUST 3,          JULY 28,
                                                    RATE              1997              1996
                                                 -----------     --------------     -------------
    Note payable bank(a).......................  6.22%-8.50%       $       --        $  6,950,000
    Mortgage note(b)...........................        10.4%        3,225,000           3,525,000
    Long-term liability(c).....................           --               --             846,000
                                                                   ----------         -----------
                                                                    3,225,000          11,321,000
    Less current portion.......................                       335,000             300,000
                                                                   ----------         -----------
                                                                   $2,890,000        $ 11,021,000
                                                                   ==========         ===========

     (a) In January 1997, the Company renewed the revolving credit agreement with its bank that provides for the extension of credit in the aggregate principal amount of $11,000,000 and may be used for general corporate purposes, including business acquisitions. The facility requires the payment of interest only on a monthly basis and payment of the outstanding principal balance on January 31, 1999. Interest is set biweekly at 1% over the FOMC Target Rate applied to outstanding balances up to 80% of the net equity value of available-for-sale securities, and at the bank's Base Rate for outstanding balances in excess of this limit. There were no borrowings outstanding at August 3, 1997. The premium rate portion of the facility would be secured by any available-for-sale securities.

     The agreement contains various financial covenants, including, among other matters, the maintenance of working capital, tangible net worth, and restrictions on cash dividends and other borrowings.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (b) The mortgage note provides for annual principal payments at varying amounts through 2004 plus semiannual interest payments. Land and buildings in Lancaster, Pa. are pledged as collateral.

     The mortgage note agreement contains various financial covenants, including, among other matters, the maintenance of specific amounts of working capital and tangible net worth. In connection with this loan, the Company paid approximately $220,000 in financing costs. Such costs are included in Other Assets in the accompanying consolidated balance sheets at August 3, 1997 and July 28, 1996 and are being amortized over the term of the loan (15 years).

     (c) Under a contract for the purchase of an industrial parcel of land from its Chairman, the Company is obligated to pay $846,000 at settlement on or before April 30, 1998.

     The Company paid interest of approximately $567,000 in 1997, $854,000 in 1996, and $1,010,000 in 1995.

     Future payments required on long-term debt are as follows:

                                                                             AMOUNT
                                                                           ----------
        Fiscal year ending during:
          1998.........................................................    $  335,000
          1999.........................................................       370,000
          2000.........................................................       410,000
          2001.........................................................       450,000
          2002.........................................................       500,000
          Thereafter...................................................     1,160,000
                                                                           ----------
                                                                           $3,225,000
                                                                           ==========

NOTE K -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses include the following:

                                                              AUGUST 3,       JULY 28,
                                                                 1997           1996
                                                              ----------     ----------
        Accounts payable....................................  $1,841,468     $1,579,230
        Accrued payroll and bonuses.........................   1,483,915      1,160,345
        Accrued commissions.................................     205,692        247,687
        Accrued interest....................................      55,900         95,925
        Accrued litigation expenses.........................     297,538      1,206,914
        Accrued expenses....................................   1,102,227        833,794
                                                              ----------     ----------
                                                              $4,986,740     $5,123,868
                                                              ==========     ==========

NOTE L -- EMPLOYEE BENEFIT PLANS

     In August 1985, the Board of Directors approved an Employee Savings Plan which qualified as a thrift plan under Section 401(k) of the Internal Revenue Code. This plan, as amended and restated, allows employees to contribute between 2% and 15% of their salaries to the plan. The Company, at its discretion can contribute 100% of the first 2% of the employees' contribution and 25% of the next 4%. Additional Company contributions can be made depending on profits. The aggregate benefit payable to an employee is dependent upon his rate of contribution, the earnings of the fund, and the length of time such employee continues as a participant.

     The Company has accrued approximately $178,000 for the 53 weeks ended August 3, 1997, and contributed approximately $159,000, and $151,000 to this plan for the 52 weeks ended July 28, 1996, and July 30, 1995, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE M -- SHAREHOLDERS' EQUITY

     The Company has two fixed option plans which reserve shares of common stock for issuance to executives, key employees and directors. The Company applies APB Opinion No. 25 and related Interpretations in accounting for these plans. Statement of Financial Accounting Standards No.123, "Accounting for Stock-Based Compensation" ("SFAS 123") was issued by the FASB in 1995 and, if fully adopted, changes the methods for recognition of cost on plans similar to those of the Company. The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation cost has been recognized for the stock option plans. Pro forma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.1%; volatility factor of the expected market price of the Company's common stock of .63; and a weighted-average expected life of the option of .4 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     Had compensation cost for stock options granted in fiscal 1997 been determined based on the fair value at the grant date consistent with the provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                            53 WEEKS
                                                                             ENDED
                                                                           AUGUST 3,
                                                                              1997
                                                                           ----------
        Net earnings -- as reported....................................    $4,803,659
        Net earnings -- pro forma......................................    $3,451,882
        Earnings per share -- as reported..............................    $     1.01
        Earnings per share -- pro forma................................    $      .73

     No options were granted in fiscal 1996.

     The effects of applying the pro forma disclosures of SFAS 123 are not likely to be representative of the effects on reported net earnings for future years due to the various vesting schedules.

     In May 1997, the Board of Directors approved the 1997 Stock Option Plan which covers 1,666,666 shares of the Company's common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986 or non-qualified stock options. Under the terms of the plan, the exercise price for options granted under the plan will be the fair market value at the date of grant. Prices for incentive stock options granted to employees who own 10% or more of the Company's stock are at least 110% of market value at date of grant. The nature and terms of the options to be granted is determined at the time of grant by the Board of Directors. The options expire ten years from the date of grant, subject to certain restrictions. Options for 801,660 shares were granted during the fiscal year ended August 3, 1997.

     In October 1995, the Board of Directors approved the 1996 Stock Option Plan which covers 666,666 shares of the Company's common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986 or non-qualified stock options. Under the terms of the plan, the exercise price for options granted under the plan will be the fair market value at the date of grant. Prices for incentive stock options granted to employees who own 10% or more of the Company's stock are at least 110% of market value at date of grant. The nature and terms of the options to be granted is determined at the time of grant by the Board of Directors. If not specified, 100% of the shares can be exercised

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

one year after the date of grant. The options expire ten years from the date of grant. Options for 663,989 shares were granted during the fiscal year ended August 3, 1997.

     In December 1992, the Board of Directors approved the 1992 Non-Qualified Stock Option Plan which covers 1,333,333 shares, as amended, of the Company's common stock. Under the terms of the plan, the purchase price of the shares, subject to each option granted, is 100% of the fair market value at the date of grant. The date of exercise is determined at the time of grant by the Board of Directors; however, if not specified, 50% of the shares can be exercised each year beginning one year after the date of grant. The options expire ten years from the date of grant. Options for 339,986 shares were granted during the fiscal year ended July 30, 1995. These options may be exercised cumulatively at the rate of 25% per year beginning one year after the date of grant. This plan was terminated in December 1995, except for outstanding options thereunder.

     In October 1987, the Board of Directors approved the 1988 Non-Qualified Stock Option Plan which covers 666,666 shares of the Company's common stock. Under the terms of the plan, the purchase price of the shares, subject to each option granted, will not be less than 85% of the fair market value at the date of grant. The date of exercise may be determined at the time of grant by the Board of Directors; however, if not specified, 20% of the shares can be exercised each year beginning one year after the date of grant and generally expire five years from the date of grant. This plan was terminated in December 1995, except for outstanding options thereunder.

     A summary of stock option activity under all plans for the 53 weeks ended August 3, 1997, and the 52 weeks ended July 28, 1996, and July 30, 1995 follows:

                                            NON-QUALIFIED STOCK OPTIONS
                                      ---------------------------------------
                                                                     WEIGHTED        WARRANT AGREEMENTS
                                                                     AVERAGE     --------------------------
                                        NUMBER       PRICE RANGE     EXERCISE     NUMBER       PRICE RANGE
                                      OF SHARES       PER SHARE       PRICE      OF SHARES      PER SHARE
                                      ----------    -------------    --------    ---------    -------------
     Outstanding July 31, 1994.....      929,969    $4.27 -  9.01       5.00      573,333     $        5.35
       Granted.....................      339,986             2.54       2.54
       Canceled....................      (13,331)    2.54 -  5.25       4.88
                                      ----------    -------------    --------    --------     -------------
     Outstanding July 30, 1995.....    1,256,624    $2.54 -  9.01       4.33      573,333     $        5.35
       Granted.....................           --                                  293,333              4.64
       Exercised...................     (541,900)    2.54 -  5.72       4.87
       Canceled....................      (31,330)    2.54 -  5.25       4.83     (533,333)             5.35
                                      ----------    -------------    --------    --------     -------------
     Outstanding July 28, 1996.....      683,394    $2.54 -  9.01       3.89      333,333     $ 4.64 - 5.35
       Granted.....................    1,465,649     6.10 - 10.41       6.48
       Exercised...................   (1,225,384)    2.54 -  6.94       5.46      (13,333)             4.64
       Canceled....................       (7,332)    5.25 -  9.01       8.67           --
                                      ----------    -------------    --------    --------     -------------
     Outstanding August 3, 1997....      916,327    $2.54 - 10.41    $  5.87      320,000     $ 4.64 - 5.35
                                      ==========                                 ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Options to purchase 130,218 shares of common stock were exercisable under all plans at August 3, 1997 at a weighted average exercise price of $5.59 with a weighted average remaining contractual life of 6.8 years as follows:

    OPTIONS OUTSTANDING AND EXERCISABLE BY PRICE RANGE AS OF AUGUST 3, 1997

                                                   OPTIONS OUTSTANDING
                                     -----------------------------------------------       OPTIONS EXERCISABLE
                                                       WEIGHTED                        ----------------------------
                                                       AVERAGE           WEIGHTED                       WEIGHTED
           RANGE OF EXERCISE           NUMBER         REMAINING          AVERAGE         NUMBER         AVERAGE
                PRICES               OUTSTANDING   CONTRACTUAL LIFE   EXERCISE PRICE   EXERCISABLE   EXERCISE PRICE
    -------------------------------  -----------   ----------------   --------------   -----------   --------------
    $2.5350 -  $5.2500.............    151,117           6.43            $ 2.9164         38,672        $ 4.0255
     6.0938 -   6.0938.............    259,997           4.67              6.0938         56,995          6.0938
     6.4688 -   6.4688.............    326,550           9.74              6.4688          8,889          6.4688
     6.9375 -  10.4063.............    178,663           4.31              7.0152         25,662          6.9375
                                       -------        -------                ----        -------         -------
    $2.5350 - $10.4063.............    916,327           6.79            $ 5.8728        130,218        $ 5.5948
                                       =======                                           =======

     In April 1993, common stock warrants were issued to certain officers and directors for the right to acquire 573,333 shares of common stock of the Company at the fair market value of $5.35 per share at date of issue. In December 1995 warrants for 533,333 shares were canceled. The warrants vest immediately and expire April 30, 1998. In December 1995, common stock warrants were issued to certain officers for the right to acquire 293,333 shares of common stock of the Company at the fair market value of $4.64 per share at date of issue. The warrants vest immediately and expire December 13, 2005. Warrants for 13,333 shares were exercised in fiscal 1997.

     In connection with the sale of common stock to the public in 1992, the Company issued to the underwriter, for its own account, warrants to purchase 170,529 shares of common stock of the Company (as adjusted under the agreement), exercisable for a period of four years at a price of $9.06 per share (as adjusted under the agreement), subject to further adjustment in certain events. The warrants expired in February 1997.

     On July 31, 1993, the Company issued 46,666 shares of common stock valued at $5.91 per share in connection with the acquisition of substantially all of the assets of Micro-Dynamics, Inc. These shares were subsequently canceled and reissued in January 1995.

NOTE N -- RELATED PARTY TRANSACTIONS

     On March 6, 1996, the Board of directors approved the purchase of an industrial parcel of land from the Chairman of the Company for $940,000. A deposit of $94,000 was paid on execution of the contract, and the balance of $846,000 will be paid at settlement on or before April 30, 1998. The Company intends to use this land for possible future expansion.

NOTE O -- MAJOR CUSTOMERS

     Net sales to the U.S. Government in 1997, 1996, and 1995 accounted for approximately 34%, 33%, and 30% of net sales, respectively. Net sales to the Republic of Korea and Lockheed Martin accounted for approximately 22% of net sales in 1997. Foreign sales amounted to approximately $9,320,000, $6,556,000, and $3,908,000 in fiscal 1997, 1996, and 1995, respectively.

     Included in accounts receivable as of August 3, 1997 and July 28, 1996 are amounts due from the U.S. Government of approximately $1,454,000 and $933,000, respectively.

NOTE P -- UNUSUAL ITEM

     The Consolidated Statements of Operations for the fifty-two weeks ended July 30, 1995 includes an unusual charge of $5,447,005 for settlement costs, legal fees, and related expenses in connection with the settlement of certain legal claims against the Company. Payments of $2,000,000 each, without interest, were made in July 1995 and July 1996 in connection with the settlement of one of the claims.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE Q -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

          Cash and cash equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximated its fair value.

          Notes receivable-officers: The carrying amount reported in the balance sheet for notes receivable from officers approximated its fair value.

          Available-for-sale securities: The fair value of available-for-sale securities was based on quoted market prices.

          Long-term debt: The fair value of the mortgage note was estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rate for similar types of borrowing arrangements.

     Off balance sheet financial instruments:

          Stand-by letters of credit: These letters of credit primarily collateralize the Company's obligations to customers for advanced payments received under contracts. The contract amounts of the letters of credit approximate their fair value.

     The carrying amounts and fair values of the Company's financial instruments are presented below:

                                                                   AUGUST 3, 1997
                                                           ------------------------------
                                                           CARRYING AMOUNT     FAIR VALUE
                                                           ---------------     ----------
        Cash and cash equivalents........................    $ 1,194,650       $1,194,650
        Notes receivable-officers........................      2,100,913        2,100,913
        Long-term debt...................................      2,890,000        3,408,000
        Stand-by letters of credit.......................             --        3,241,392

NOTE R -- CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to credit risk consist primarily of trade accounts receivable. Credit risk with respect to trade receivables is minimized since most of the Company's business is direct to the U. S. Government or as a subcontractor to companies with significant financial resources acting as prime contractors to the U. S. Government, as well as to foreign governments. Additionally, shipments to foreign governments are generally under irrevocable letters of credit.

NOTE S -- SUBSEQUENT EVENTS

     On August 4, 1997, the Company completed the acquisition of Metraplex Corporation, a Maryland corporation for 313,193 shares of common stock of the Company in exchange for all of the issued and outstanding common stock of Metraplex. Metraplex is a leading manufacturer of pulse code modulation and frequency modulation, telemetry and data acquisition systems for severe environment applications. Metraplex products are used worldwide for testing space launch vehicle instrumentation, aircraft flight testing, and amphibian, industrial and automotive vehicle testing. The transaction will be accounted for under the purchase method.

     On September 4, 1997 the Board of Directors declared a 4-for-3 stock split effected as a stock dividend payable September 30, 1997 to holders of record on September 15, 1997. The effect of the split is presented within shareholders' equity at August 3, 1997. The distribution increased the number of shares outstanding from 3,157,024 to 4,209,365. The amount of $105,234 was transferred from the additional paid-in capital to the common stock account to record this distribution. All share and per share data, including stock options and warrants, included in this annual report have been restated to reflect the stock split.

                                    GLOSSARY

C2       Command and Control referring to a system which controls UAVs and directs their flight path.
EHD      Electrode-less High Density
EMI      Electro-Magnetic Interference
FTR      Flight Termination Receiver, which is a device for the translation of range safety command information into self-destruct signals
FM       Frequency Modulation, which is angle modulation of a sine wave carrier in which the instantaneous frequency of the modulated wave differs from the carrier frequency by an amount proportional to the instantaneous value of the modulating wave
GSS      Global Security Systems, the international marketing group of the Company that provides range instrumentation solutions to the international community
GPS      Global Positioning System which is the satellite network used to provide point positioning for users anywhere on the earth with the use of a GPS receiver
IFF      Identification of Friend from Foe, referring to a radar interrogation-transponder system in which the transponder, when interrogated, provides a coded response to identify the corresponding vehicle as a "friend"
MAGIC(2) Multiple Aircraft GPS Integrated Command and Control, referring to a system manufactured by the Company having the capability to provide simultaneous command and control functionality for multiple remotely piloted vehicles with the GPS used for vehicle tracking
MIC      Microwave Integrated Circuit, which are devices incorporating multiple discrete microwave components in a single, encapsulated, package
PCM      Pulse Code Modulation, referring to a variety of pulse modulation wherein the modulating (data) signal is sampled at regular intervals, quantized into discrete steps, and then transmitted over the system by means of a code pattern of a series of pulses
PPC      Pulse Position Coding, referring to a variety of pulse modulation wherein the modulating (data) signal is sampled at regular intervals and the sampled data is used to vary the position in time of a pulse, relative to its unmodulated time of occurrence
PCS      Personal Communication System, referring to a cellular communication technology utilizing spreadspectrum, microwave, communications techniques
RF       Radio Frequency
RPV      Remotely Piloted Vehicle, referring to a vehicle deriving its command and control inputs from a source external to the vehicle
RSO      Range Safety Officer, which for range operations is the person assigned the task of ensuring safe conditions during the operations period
TTCS     Target Tracking and Control System, referring to a system manufactured by the
         Company having the capability to provide Command and Control functionality for remotely piloted vehicles with radar tracking techniques used for vehicle tracking
UAV      Unmanned Airborne Vehicle, referring to an aircraft deriving its command and control inputs either autonomously or from a source external to the vehicle

             ======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. ANY INFORMATION OR PRESENTATIONS NOT HEREIN CONTAINED, IF GIVEN OR MADE, MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES BY ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     3
Forward-Looking Statements............     3
Prospectus Summary....................     4
Risk Factors..........................     8
Use of Proceeds.......................    13
Price Range of Common Stock...........    14
Dividend Policy.......................    14
Capitalization........................    15
Selected Financial Data...............    16
Management's Discussion and Analysis
  and of Financial Condition and
  Results of Operations...............    17
Business..............................    23
Management............................    34
Principal and Selling Stockholders....    42
Description of Securities.............    43
Underwriting..........................    47
Legal Matters.........................    50
Experts...............................    50
Financial Statements..................   F-1
Glossary..............................   G-1

======================================================
             ======================================================
                            HERLEY INDUSTRIES, INC.
                        1,100,000 SHARES OF COMMON STOCK

                             1,100,000 COMMON STOCK
                               PURCHASE WARRANTS
                               -----------------

                                   PROSPECTUS
                               -----------------
                          JANNEY MONTGOMERY SCOTT INC.
                              SOUTHWEST SECURITIES
                               DECEMBER 11, 1997
======================================================